UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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First Data Corporation

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Notice of 2016 Annual Meeting of Shareholders

May 11, 2016

The 2016 Annual Meeting of Shareholders of First Data Corporation will be held on Wednesday, May 11, 2016, at 8:00 a.m. Eastern Time, at the Millenium Hilton, 55 Church Street, New York, New York 10007. Shareholders will be asked to:

1.	Elect as directors the 3 nominees named in the attached Proxy Statement;
2.	Cast an advisory vote on the compensation of named executive officers;
3.	Cast an advisory vote on the frequency of the advisory vote on the compensation of named executive officers;
4.	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2016; and
5.	Transact any other business that properly comes before the meeting.

The Proxy Statement accompanying this Notice describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The record date for the Annual Meeting is March 14, 2016. If you held First Data Class A common stock or Class B common stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

First Data is furnishing proxy materials to its shareholders through the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K. We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Sincerely,

March 31, 2016	Adam L. Rosman Executive Vice President, General Counsel, and Secretary

Your vote is important. Instructions on how to vote are contained in our Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date, and return the proxy/voting instruction card in the envelope provided.

Proxy Statement Summary

2016 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 11, 2016
8:00 a.m. Eastern Time

Place:	Millenium Hilton
55 Church Street
New York, New York 10007

Record Date:	March 14, 2016

Voting Matters and Board Recommendations

	Voting Matter	Board Vote Recommendation	Page Number with More Information
Proposal 1	Election of directors	For all nominees	7
Proposal 2	Advisory vote on the compensation of named executive officers	For	26
Proposal 3	Advisory vote on the frequency of the advisory vote on the compensation of named executive officers	3 Years	55
Proposal 4	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm	For	56

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you should consider before voting. Please review the complete Proxy Statement and First Data’s Annual Report on Form 10-K for additional information.

Proxy Statement

The Board of Directors of First Data Corporation is furnishing this Proxy Statement and the accompanying form of proxy in connection with the solicitation of proxies for the 2016 Annual Meeting of Shareholders. The Annual Meeting will be held on May 11, 2016, beginning at 8:00 a.m. Eastern Time, at the Millenium Hilton, 55 Church Street, New York, New York 10007.

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Shareholders to be held on May 11, 2016

The Notice of 2016 Annual Meeting of Shareholders and Proxy Statement, our proxy card, our Annual Report on Form 10-K and other annual meeting materials are available free of charge on the Internet at www.proxyvote.com. We intend to begin mailing our Notice of Internet Availability of Proxy Materials to shareholders on or about March 31, 2016. At that time, we also will begin mailing paper copies of our proxy materials to shareholders who requested them.

Questions and Answers About the Annual Meeting

Q:	Why did I receive these materials?

A:	We are making this Proxy Statement available to you on or around March 31, 2016 because the Board is soliciting your proxy to vote at the 2016 Annual Meeting of Shareholders on May 11, 2016. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described below.

Q:	Who is entitled to attend and vote at the Annual Meeting?

A:	You can attend and vote at the Annual Meeting if, as of the close of business on March 14, 2016 (Record Date), you were a shareholder of record of First Data’s Class A common stock or Class B common stock. As of the Record Date, there were 182,458,255 shares of our Class A common stock and 719,330,114 shares of our Class B common stock outstanding.

Q:	What are the voting rights of each class of stock?

A:	For each proposal, shareholders are entitled to cast one vote for each share of Class A common stock held as of the Record Date and 10 votes for each share of Class B common stock held as of the Record Date. There are no cumulative voting rights.

Q:	How do I gain admission to the Annual Meeting?

A:	If you are a registered shareholder, you must bring with you the Notice of Internet Availability of Proxy Materials and a government-issued photo identification (such as a valid driver’s license or passport) or an employee badge issued by First Data to gain admission to the Annual Meeting. If you did not receive a Notice of Internet Availability of Proxy Materials, please call our Investor Relations Department at (404) 890-2647 to request admission to the meeting.

If you hold your shares in street name and want to attend the Annual Meeting, you must bring your government-issued photo identification or an employee badge issued by First Data, together with:

•	The Notice of Internet Availability of Proxy Materials you received from your broker, bank or other holder of record; or
•	A letter from your broker, bank or other holder of record indicating that you were the beneficial owner of First Data stock as of the Record Date; or
•	Your most recent account statement indicating that you were the beneficial owner of First Data stock as of the Record Date.

All packages and bags are subject to inspection.

Q:	What is the difference between a registered shareholder and a shareholder who owns stock in street name?

A:	If you hold shares of Class A common stock or Class B common stock directly in your name, you are a registered shareholder. If you own your First Data shares indirectly through a broker, bank or other holder of record, those shares are held in street name.

Q:	Can I vote my shares before the Annual Meeting?

A:	Yes. If you are a registered shareholder, there are three ways to vote your shares before the Annual Meeting:

•	By Internet (www.proxyvote.com) – Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 10, 2016. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions on the website to vote your shares.
•	By telephone (1-800-690-6903) – Submit your vote by telephone until 11:59 p.m. ET on May 10, 2016. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions provided by the recorded message to vote your shares.
•	By mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the proxy card enclosed with those materials and returning it using the instructions on the card. To be valid, proxy cards must be received before the start of the Annual Meeting.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of by proxy?

A:	If you are a registered shareholder, you can vote at the Annual Meeting any shares that were registered in your name as the shareholder of record as of the Record Date.

If your shares are held in street name, you cannot vote those shares at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or other holder of record and bring it with you to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares by proxy before the Annual Meeting.

Q:	Can I revoke my proxy or change my voting instructions once submitted?

A:	If you are a registered shareholder, you can revoke your proxy and change your vote before the Annual Meeting by:

•	Sending a written notice of revocation to our Corporate Secretary at 225 Liberty Street, 29th Floor, New York, New York 10281 (the notification must be received by the close of business on May 10, 2016);
•	Voting again by Internet or telephone before 11:59 p.m. ET on May 10, 2016 (only the latest vote you submit will be counted); or
•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote before the Annual Meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Q:	What will happen if I submit my proxy but do not vote on a proposal?

A:	If you submit a valid proxy but fail to provide instructions on how you want your shares to be voted, properly submitted proxies will be voted:

•	“FOR” the election of all director nominees;
•	“FOR” the approval of, on an advisory basis, the compensation of our named executive officers;
•	“3 Years” for conducting future advisory votes on named executive officer compensation; and
•	“FOR” the ratification of the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm.

If any other item is properly presented for a vote at the meeting, the shares represented by your properly submitted proxy will be voted at the discretion of the proxies.

Q:	What will happen if I neither submit my proxy nor vote my shares in person at the Annual Meeting?

A:	If you are a registered shareholder, your shares will not be voted.

If your shares are held in street name, your broker, bank or other holder of record may vote your shares on certain “routine” matters. The ratification of independent auditors is currently considered to be a routine matter. On this matter, your broker, bank or other holder of record can:

•	Vote your street-name shares even though you have not provided voting instructions; or
•	Choose not to vote your shares.

The other matters you are being asked to vote on are not routine and cannot be voted by your broker, bank or other holder of record without your instructions. When a broker, bank or other holder of record is unable to vote shares for this reason, it is called a “broker non-vote.”

Q:	What does it mean if I receive more than one set of materials?

A:	You probably have multiple accounts with us and/or brokers, banks, or other holders of record. You should vote all of the shares represented by the notices/proxy cards. Certain brokers, banks, and other holders of record have procedures in place to discontinue duplicate mailings upon a shareholder’s request. You should contact your broker, bank or other holder of record for more information.

Q:	How many shares must be present to conduct business at the Annual Meeting?

A:	To carry on the business of the Annual Meeting, holders of a majority of the voting power of Class A common stock and Class B common stock issued and outstanding as of the Record Date must be present in person or represented by proxy.

Q:	What vote is required to approve each proposal?

A:	For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected.

Proposal No. 2, the non-binding advisory vote on the compensation program for our named executive officers, as disclosed in the proxy statement, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting. As an advisory vote, this proposal is not binding. However, our Board and Governance, Compensation and Nominations Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal No. 3, the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers, will be determined by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of votes will be determined to be the preferred frequency. As an advisory vote, this proposal is not binding. However, our Board and Governance, Compensation and Nominations Committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future votes on compensation program for our named executive officers.

Proposal No. 4, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting.

Q:	Are abstentions and broker non-votes counted in the vote totals?

A:	A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal No. 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the non-binding advisory vote on the compensation program of our named executive officers, and the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

Q:	How are votes counted?

A:	In the election of directors, Proposal No. 1, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal No. 2 and Proposal No. 4, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

For Proposal No. 3, you may select “1 Year,” “2 Years,” “3 Years,” or “ABSTAIN.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated on a properly executed proxy card or over the telephone or Internet, the shares will be voted as recommended by our board of directors.

Q:	Is my vote confidential?

A:	Yes. The vote of any shareholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against First Data, (iii) to allow the Inspectors of Election to certify the results of the shareholder vote, (iv) in the event a proxy solicitation in opposition to First Data or the election of the Board takes place, (v) if a shareholder has requested that their vote be disclosed, or (vi) to respond to shareholders who have written comments on Proxy Cards.

Q:	Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A:	Management does not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in First Data’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Q:	Who will pay the cost of soliciting votes for the Annual Meeting?

A:	We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and the accompanying materials. We have engaged the firm of Morrow & Co. to assist in distributing and soliciting proxies for a fee of $6,500 plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of First Data by directors, officers or employees of First Data in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies.

Proposal 1 – Election of Directors

Our Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Bisignano, Mr. Kravis, and Ms. Miller, expire at the 2016 Annual Meeting of Shareholders. Mr. Bisignano, Mr. Kravis, and Ms. Miller have been nominated for re-election through the 2019 Annual Meeting of Shareholders or until a successor is elected and qualified. The nominees were recommended to the Board by the Governance, Compensation and Nominations Committee. In making its recommendation, the Committee considered the experience, qualifications, attributes, and skills of each nominee. All nominees have indicated their willingness to serve if elected.

You have the opportunity to vote on the election of Mr. Bisignano, Mr. Kravis, and Ms. Miller. Additional information regarding each director nominee’s experience, skills, and qualifications to serve as a member of our Board can be found beginning on page 8.

Name	Age	Director Since	Summary Background	Independent	Committee Memberships
Frank J. Bisignano	56	2013	Chairman and Chief Executive Officer of First Data	No	None
Henry R. Kravis	72	2009	Co-Chairman and Co-Chief Executive Officer of Kohlberg Kravis Roberts & Co. L.P.	No	Compensation
Heidi G. Miller	62	2014	Former President of JPMorgan International	Yes	Audit Risk*

Compensation = Governance, Compensation and Nominations

* Committee Chair

The terms of Mr. Forehand, Mr. Nuttall, and Mr. Plumeri expire at the 2017 Annual Meeting of Shareholders. The terms of Mr. Olson and Mr. Nevels expire at the 2018 Annual Meeting of Shareholders.

If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, the proxies have the authority to vote your shares for that other person.

The Board of Directors recommends that you vote to RE-ELECT Mr. Bisignano, Mr. Kravis, and

Ms. Miller as directors.

Directors

Frank J. Bisignano

Age: 56

Director Since: 2013

Committees: None

Frank J. Bisignano has been Chairman of our Board since March 2014 and Chief Executive Officer and a member of our Board since April 2013. Before joining us, Mr. Bisignano was the Co-Chief Operating Officer for JPMorgan Chase & Co. from July 2012 to April 2013, CEO of Mortgage Banking at JPMorgan Chase & Co. from February 2011 until December 2012, and Chief Administrative Officer of JPMorgan Chase & Co. from 2005 until July 2012. From 2002 to 2005, Mr. Bisignano served as the chief executive officer for Citigroup’s Global Transactions Services business and a member of Citigroup’s Management Committee.

Mr. Bisignano brings many years of executive experience in the financial industry.

Joe W. Forehand

Age: 67

Director Since: 2009

Committees: Governance, Compensation and Nominations

Joe W. Forehand has been a member of our Board since September 2009 and was Chairman of the Board from March 2010 to March 2014. Mr. Forehand was our interim Chief Executive Officer from March 2010 until October 2010. In his more than 30 years with Accenture Ltd., Mr. Forehand served as the CEO from 1999 until 2004. Before that, as chief executive of the Communications and High Technology Operating Group, and as Chairman of the board of directors of Accenture Ltd. from 2001 until 2006. Mr. Forehand is a Senior Advisor of Kohlberg Kravis Roberts & Co. L.P. and has also been involved with KKR’s growth and emphasis on the technology industry sector. He is a board member of Aricent Inc.

Mr. Forehand brings many years of experience at a publicly held consulting and technology services company, including service as Chairman of our Board.

Henry R. Kravis

Age: 72

Director Since: 2009

Committees: Governance, Compensation and Nominations

Henry R. Kravis has been a member of our Board since September 2009. Mr. Kravis, a pioneer of the private equity industry, co-founded KKR in 1976 and is its Co-Chairman and Co-Chief Executive Officer. He is actively involved in managing KKR and serves on its regional Private Equity Investment and Portfolio Management Committees. In addition to serving on the board of the general partner of KKR, Mr. Kravis currently serves on the board of ICONIQ Capital, LLC. He also serves as a director, chairman emeritus or trustee of several cultural, professional and education institutions, including The Business Council, Claremont McKenna College, Columbia Business School, Mount Sinai Hospital, Partnership for New York City, Partnership Fund for New York City, Sponsors for Educational Opportunity, Rockefeller University, and Tsinghua University School of Economics and Management. He earned a B.A. from Claremont McKenna College in 1967 and a M.B.A. from the Columbia Business School in 1969. Mr. Kravis has more than four decades of experience financing, analyzing, and investing in public and private companies, as well as serving on the boards of a number of KKR portfolio companies in the past.

Mr. Kravis provides significant experience and expertise in private equity investments.

Heidi G. Miller

Age: 62

Independent Director Since: 2014

Committees: Audit, Risk

Heidi G. Miller has been a member of our Board since April 2014. Prior to retiring in 2012, Ms. Miller had been president of JPMorgan International, a division of JPMorgan Chase & Co., since June 2010. She served as Executive Vice President, Chief Executive Officer - Treasury and Securities Services of JPMorgan Chase & Co. from January 2004 to June 2010. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Previously, she had been Chief Financial Officer of Citigroup Inc. She is a director of General Mills Inc. and HSBC Holdings plc. and previously served as a director of Progressive Casualty Insurance Company. Ms. Miller graduated from Princeton University with a bachelor’s degree in history and completed her doctorate in Latin American History at Yale University.

Ms. Miller brings executive experience in the financial services industry and her service as a director of a publicly held company.

James E. Nevels

Age: 64

Independent Director Since: 2014

Committees: Audit, Risk

James E. Nevels has been a member of our Board since November 2014. Mr. Nevels is Chairman of The Swarthmore Group, an investment advisory firm that he founded in 1991. He is also Lead Independent Director of The Hershey Company and a director of Hershey Trust Company, WestRock Company, and the board of managers of Milton Hershey School. In 2004, Mr. Nevels was appointed by the President of the United States to a three-year term on the advisory committee to the Pension Benefit Guaranty Corporation, where he served as Chairman from 2005 to 2007. In 2001, he was appointed by the Governor of Pennsylvania as Chairman of the Philadelphia School Reform Commission overseeing the turnaround of the Philadelphia School System, at that time the ninth-largest school district in the United States. Mr. Nevels was a member of the board of directors of the Federal Reserve Bank of Philadelphia from January 2010 until December 2015, and served as its Deputy Chairman from January 2012 until his appointment as Chairman in January 2014. Mr. Nevels was formerly a director of Tasty Baking Company from May 2005 to May 2011. He holds a bachelor’s degree, cum laude and Phi Beta Kappa, in political science and philosophy from Bucknell University, a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania and a Juris Doctor degree from the University of Pennsylvania Law School.

Mr. Nevels provides expertise in the securities and investment industry with decades of experience in finance, law and corporate governance.

Scott C. Nuttall

Age: 43

Director Since: 2007

Committees: Governance, Compensation and Nominations

Scott C. Nuttall has been a member of our Board since September 2007 and is a Member of KKR. Mr. Nuttall joined KKR in 1996 and is head of KKR’s Global Capital and Asset Management Group, which includes Credit, Hedge Funds, KKR Capital Markets and KKR’s Client and Partner Group. He has played a significant role in several of KKR’s private equity investments. Before joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum laude, from the University of Pennsylvania.

Mr. Nuttall brings a broad perspective brought by his involvement in KKR’s diverse investments and his extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Tagar C. Olson

Age: 38

Director Since: 2007

Committees: Audit

Tagar C. Olson has been a member of our Board since September 2007. Mr. Olson joined KKR in 2002 and is a Member and Head of KKR’s Financial Services industry team and on the Investment Committee within KKR’s Americas Private Equity platform. Mr. Olson is on the board of directors of Alliant Insurance Services, PURE, Sedgwick and WMIH Corp. He has been involved in many of KKR’s investments in the financial services sector, including Latitude Financial, Legg Mason, Nephila and Santander Consumer USA. Before joining KKR, Mr. Olson was with Evercore Partners Inc., where he was involved in a number of private equity transactions and mergers and acquisitions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania. Mr. Olson is a member of the Board of Overseers at NYU Langone Medical Center.

Mr. Olson provides expertise in the financial services industry and extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Joseph J. Plumeri

Age: 72

Director Since: 2013

Committees: None

Joseph J. Plumeri has been a member of our Board and a Senior Advisor of KKR since August 2013 and our Vice Chairman since May 2014. Mr. Plumeri was also our Head of Client Delivery, Innovation and Marketing from June 2014 until June 2015. Before joining us, Mr. Plumeri was Chief Executive Officer of Willis Group Holdings plc from October 2000 to January 2013 and Chairman of its board of directors from 2001 to July 2013. Before joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He also serves on the boards of the National Center on Addiction and Substance Abuse; Mount Sinai Medical Center; the Intrepid Sea, Air & Space Museum; the Jackie Robinson Foundation and the Churchill Centre and Museum at the Cabinet War Rooms in London.

Mr. Plumeri brings many years of experience as chief executive officer and chairman of the board of a publicly held company.

Board Governance

Board Leadership Structure

Our governance framework provides the Board with flexibility to select the appropriate leadership structure. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the our shareholders. The current leadership structure is comprised of a combined Chairperson of the Board and Chief Executive Officer, a Lead Director, and three Board committees. The directors believe that the positions of Chairperson and CEO currently should be held by the same person, as this combination has served us well by providing unified leadership and direction for the Board.

If the individual elected as Chairperson is also an employee of First Data, the Board believes that a Lead Director should be appointed to help ensure robust independent leadership on the Board. Accordingly, the non-management directors have elected Scott Nuttall as Lead Director. As Lead Director, Mr. Nuttall assists in optimizing the effectiveness of the Board by performing the duties described below and such other duties as determined by the Board or non-management directors:

●	Presides at all meetings of the directors and any Board meeting when the Chairperson and the CEO are not present, including meetings or executive sessions of the non-management directors;

●	Calls meetings of the non-management directors, as appropriate;

●	Provides feedback from executive sessions of the non-management directors to the Chairperson, CEO, and members of senior management, as appropriate;

●	Serves as a liaison and facilitator between the non-management directors and the Chairperson and the CEO, as appropriate;

●	Before the Board meetings, advises the Chairperson and CEO regarding the information to be provided to directors, including the quality, quantity, and timeliness of such information;

●	Advises the Chairperson and CEO regarding Board meeting agenda items and the Board’s calendar, including the number and frequency of Board meetings, to ensure that there is sufficient time for discussion of all agenda items. The Lead Director (and any director) may request inclusion of additional agenda items;

●	Consults with the Chairperson and the Governance, Compensation and Nominations Committee on the appointment of chairs and members for board committees;

●	Collaborates with such Committee on the evaluation of the CEO;

●	Collaborates with such Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors; and

●	Together with the Chairperson, recommends to the Board and the Board committees the retention of advisers and consultants who report directly to the Board.

Board Role in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee and the Risk Committee. The Risk Committee represents the Board by overseeing our risk governance structure, risk assessment, and risk management practices, and making recommendations to the Board regarding our willingness to accept risks and strategies related to key risks. The Audit Committee represents the Board by periodically reviewing our accounting, reporting, and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Our Chief Executive Officer and other executive officers will regularly report to the non-management directors and the Audit, the Governance, Compensation and Nominations, and the Risk Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Head of Internal Audit reports administratively to our Chief Control Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interests held by KKR.

Controlled Company Exception

Kohlberg Kravis Roberts & Co. L.P. controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of “independent directors” as defined under the rules of the NYSE;
•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors.

As a result, we do not have a majority of independent directors on our Board and we do not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Meetings of the Board and Director Attendance at Annual Meeting

Our Board held 7 meetings in 2015. Each director attended at least 90% of all of the meetings of the Board and committees of the Board on which he or she served in 2015.

At the end of each Board meeting our Lead Director presides at an executive session without any management directors present. These sessions allow the directors to discuss important issues, including the business and affairs of First Data as well as matters concerning management, without any member of management present. In addition, an executive session including only independent directors is held at least once a year. Ms. Miller, as Chairperson of the Risk Committee, presides at such executive sessions. Members of the Audit Committee, Governance, Compensation and Nominations Committee, and Risk Committee also meet regularly in executive session.

Directors are expected to attend our annual meetings of shareholders.

Director Nominations

Our Board is responsible for nominating directors for election by the shareholders and filling any new positions or vacancies on the Board that may occur. The Governance, Compensation and Nominations Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership. Shareholders may also propose nominees for consideration by the Committee by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.

Nominees for director are selected on the basis of experience, integrity, skills, diversity, independence, ability to make independent analytical inquiries, understanding of First Data’s business environment, and willingness to devote adequate time to Board duties -- all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity, and age. In formulating its recommendations, the Governance, Compensation and Nominations Committee will consider recommendations offered by any shareholder, director, or officer of First Data.

Director Independence

Our Board determines which of our directors are independent. Under our Corporate Governance Guidelines, to be considered “independent” a director (1) must meet the independence standards under the NYSE listing standards; and (2) the Board must affirmatively determine that the director otherwise has no material relationship with First Data directly, or as an officer, shareholder, or partner of an organization that has a relationship with First Data. In making its independence determinations, the Board reviews any material direct and indirect relationships between each director and First Data, as well as the compensation and other payments each director received from or made to First Data. Our Board has determined that Ms. Miller and Mr. Nevels are independent directors.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the basic framework for the Board’s operation and role in the governance of First Data. You can find our Corporate Governance Guidelines on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Code of Ethics

We have adopted an Employee Code of Conduct, which applies to all employees, a Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, and a Directors’ Code of Ethics, which applies to our directors. These Codes can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.” We will post amendments to, or waivers from, a provision of such codes, on the same website.

Board Committees

Our Board has an Audit Committee, a Governance, Compensation and Nominations Committee, and a Risk Committee. Information about each committee is provided below.

Audit Committee

Members: Heidi G. Miller, James E. Nevels, and Tagar C. Olson (Chairperson)

Meetings Held in 2015: 8

Primary Responsibilities:

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (1) the integrity of First Data’s financial statements, (2) First Data’s compliance with legal and regulatory requirements, (3) the qualifications, performance and independence of First Data’s independent registered public accounting firm, and (4) the performance of First Data’s internal auditing department.

Independence:

Ms. Miller and Mr. Nevels meet the independence requirements of the NYSE, the Securities Exchange Act of 1934, and our Corporate Governance Guidelines. Mr. Olson is not independent due to his affiliation with KKR. We expect a third new independent member to be placed on the Audit Committee to replace Mr. Olson by October 2016 in accordance with the transition period under applicable NYSE and SEC rules.

Financial Experts:

Our Board has unanimously determined that all Audit Committee members are financially literate under the NYSE listing standards and all members qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the NYSE listing standards.

General Information:

The Audit Committee Charter can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

The Audit Committee Charter prohibits any member of the Audit Committee from serving on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee

The Audit Committee report begins on page 58.

Governance, Compensation and Nominations Committee

Members: Joe W. Forehand, Henry R. Kravis, and Scott C. Nuttall (Chairperson)

Meetings Held in 2015: 4

Primary Responsibilities:

The Governance, Compensation and Nominations Committee: (1) oversees First Data’s compensation and benefits plans generally, (2) evaluates and sets compensation for our CEO and other members of the management committee, (3) produces the annual report on executive compensation included in this Proxy Statement, (4) identifies individuals qualified to become members of the Board and recommend to the Board nominees for election as directors at each annual meeting of shareholders and to fill vacancies or newly created directorships on the Board that may occur between such meetings, (5) recommends to the Board directors for appointment to Board committees, (6) evaluates and recommends compensation for our directors, (7) develops and recommends to the Board corporate governance guidelines, and (8) oversees the evaluation of the Board and its committees and management.

Independence:

At this time, there are no independent directors on the Governance, Compensation and Nominations Committee. When First Data is no longer is a controlled company within the meaning of the NYSE listing standards, all of the Committee’s members will be “independent” as defined under the NYSE listing standards within the time period permitted for such a transition by the NYSE listing standards.

General Information:

The Governance, Compensation and Nominations Committee Charter can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

The Governance, Compensation and Nominations Committee report begins on page 39.

Risk Committee

Members: Heidi G. Miller (Chairperson) and James E. Nevels

Meetings Held in 2015: 3

Primary Responsibilities:

The Risk Committee oversees the management of risks to First Data. The Risk Committee oversees risk governance structure, risk assessment, and risk management practices. It oversees and makes recommendations to the Board regarding First Data’s willingness to accept risks and strategies related to key risks. The Risk Committee also oversees the appointment and, if necessary, replacement of First Data’s Chief Control Officer.

General Information:

The Risk Committee Charter can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of our Governance, Compensation and Nominations Committee members has been one of our executive officers or employees at any time, except for Joe W. Forehand who served as interim Chief Executive Officer during 2010. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Committee. We are parties to certain transactions with KKR described in the “Certain Relationship and Related Transactions” beginning on page 21.

Director Compensation for Fiscal 2015

The following table summarizes compensation for our directors for fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe E. Forehand	75,000	125,000	0	0	0	0	200,000
Henry R. Kravis	40,000	0	0	0	0	0	40,000
Scott C. Nuttall	40,000	0	0	0	0	0	40,000
Tagar C. Olson	40,000	0	0	0	0	0	40,000
Heidi Miller	75,000	125,000	0	0	0	0	200,000
James Nevels	75,000	125,000	0	0	0	0	200,000
Joe Plumeri (3)	0	0	0	0	0	0	0

(1)	Messrs. Kravis, Nuttall, Olson and Ms. Miller elected to defer their annual cash retainer earned in 2015. The deferred cash tracks shares of First Data. At the time of distribution, the cash payments will include any earnings (or losses) attributable to the change in share price of First Data during the deferral period.
(2)	Amounts reported reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for the 8,787 shares of restricted stock granted to Messrs. Forehand and Nevels and Ms. Miller.
(3)	Mr. Plumeri is a salaried employee of First Data and does not receive separate compensation for his services on the Board of Directors. In 2015, Mr. Plumeri’s salary was $1,200,000. Additionally, Mr. Plumeri received equity grants of restricted stock and stock options on January 28, 2015 in the amount of $3,645,000 and $1,348,488 respectively. These amounts are based on an aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. His option award was assigned a fair value of $7.89 per share using a Black-Scholes model. Mr. Plumeri received a 2016 equity grant based on his 2015 performance of 228,664 shares of restricted stock and 153,061 options. Mr. Plumeri also received $9,888 for life insurance. In addition, Mr. Plumeri was provided a driver which was substantially used for business purposes. The total compensation paid to Mr. Plumeri’s driver in 2015 was $98,636. Beginning April 1, 2016, Mr. Plumeri’s salary will be $600,000 which will end on December 31, 2016. Mr. Plumeri is not eligible for incentive compensation with respect to 2016. Effective January 1, 2017, Mr. Plumeri will receive compensation as a First Data director.

Description of Director Compensation

Each non-employee director associated with KKR receive an annual cash retainer of $40,000, payable in semi-annual installments.

Each director not employed by us or KKR receive the following:

●	At the time of their appointment, a one-time grant of 158,182 options to purchase shares of Class A common stock of First Data under the 2015 Omnibus Incentive Plan, with a strike price equal to the fair market value at the time of grant to vest in equal annual installments on the first three anniversaries of the grant date.

●	An annual grant of restricted stock equivalent in value to $125,000, both at the time of their appointment and during the first quarter of each subsequent calendar year during which they continue to serve under the 2015 Omnibus Incentive Plan on the following terms:

¡	20% vesting one year from the grant date;
¡	40% vesting two years from the grant date;
¡	40% vesting three years from the grant date;
¡	Forfeiture of unvested awards upon termination of Board service for any reason other than Death or Disability; and
¡	In the event of Death or Disability, First Data shall exercise call rights and pay 100% of the fair market value for unvested awards.

●	Annual cash retainer of $75,000 to be paid in quarterly installments on the first day of each calendar quarter.

All cash compensation may be deferred under the Director Deferred Comp Plan based upon the election made prior to each calendar year by each director. All amounts deferred will accrue earnings based on the performance of our Class A common stock and be paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.

Executive Officers

The section below provides information regarding our executive officers, other than Frank Bisignano, as of March 1, 2016:

Cynthia A. Armine-Klein

Age: 54

Position: Executive Vice President, Chief Control Officer

Cynthia A. Armine-Klein has been our Executive Vice President, Chief Control Officer since May 2014. Before joining us, Ms. Armine-Klein was Executive Vice President and Chief Compliance Officer for JPMorgan Chase & Co. from July 2012 to May 2014. Before joining JPMorgan Chase & Co., she spent 31 years at Citigroup and its predecessor firms and was Citigroup’s Global Chief Compliance Officer from 2008 until 2012.

Daniel J. Charron

Age: 51

Position: Executive Vice President, Head of Global Business Solutions

Daniel J. Charron has been our Executive Vice President, Head of Global Business Solutions since February 2015. Before joining us, Mr. Charron spent 14 years with Chase Paymentech, the global payment processing business of JPMorgan Chase & Co., most recently as its President from May 2013 until December 2014. From March 2013 to May 2013, Mr. Charron was acting head of Chase Paymentech and before that he served as Executive Vice President, Head of Client Services from November 2008 until March 2013.

Guy Chiarello

Age: 56

Position: President

Guy Chiarello has been our President since July 2013. Before joining us, Mr. Chiarello was the Chief Information Officer of JPMorgan Chase & Co. for the prior five and a half years and served in various technology roles for Morgan Stanley for 23 years before that.

Christopher Foskett

Age: 58

Position: Executive Vice President, Head of Corporate and Business Development

Christopher Foskett joined us in May 2014 as Head of Global, Strategic & National Accounts and has been our Executive Vice President, Head of Corporate and Business Development since June 2015. Before joining us, Mr. Foskett served as the Managing Director, Head of North American Treasury Services and Global Head of Sales for Treasury Services at JPMorgan Chase Bank from 2011 to April 2014. He was Managing Director, Global Head of Financial Institutions at National Australia Bank from 2009 to 2011. Previously, Mr. Foskett was a Managing Director in Citigroup’s Corporate & Investment Bank leading several global businesses from 1991 to 2008. He was previously employed in the merger department at Goldman Sachs & Co. and had Merrill Lynch & Co. He has been a member of the Board of Directors of Verisk Analytics, Inc. since 1999, where he serves on the Finance Committee, the Compensation Committee, and as Chairman of the Audit Committee.

Andrew Gelb

Age: 45

Position: Executive Vice President, Head of North American Global Financial Solutions

Andrew Gelb has been our Executive Vice President, Head of North American Global Financial Solutions since February 2016. He joined us in November 2014 as Executive Vice President and Head of Financial Services and was our Executive Vice President, Co-Head of Global Financial Solutions between June 2015 and February 2016. Previously, Mr. Gelb spent 17 years at Citigroup Inc. and was Managing Director and Head of North America Treasury and Trade Solutions business from June 2012 until July 2014. Previously, Mr. Gelb was Head of Securities & Fund Services for EMEA (Europe, Middle East & Africa) of Citigroup Inc. from June 2008 until June 2012.

Jeffrey I. Hack

Age: 50

Position: Executive Vice President, Global Business Solutions

Jeffrey I. Hack has been our Executive Vice President, Global Business Solutions since February 2016. He joined us in September 2013 as head of Product Management & Client Solutions for our Merchant Solutions business and was our Executive Vice President, Chief Operating Officer (Global Business Solutions) between January 2015 and February 2016. He also oversees firm-wide areas including Pricing, Sales Training, Client Management Reporting & Analysis, and Enterprise Programs. Before joining us, Mr. Hack was the Chief Operating Officer of Morgan Stanley Smith Barney from April 2011 until August 2013. Previously, Mr. Hack served as Chief Operating Officer of Treasury & Securities Services, Chief Operating Officer of Global

Private Bank & Private Client Services and head of Corporate Strategy during his 7 years at JPMorgan Chase & Co. from June 2004 until April 2011.

Thomas Higgins

Age: 57

Position: Executive Vice President, Chief Administrative Officer

Thomas Higgins joined us in December 2013 and has been our Executive Vice President, Chief Administrative Officer since May 2014. Before joining us, he was the head of Operational Control at JPMorgan Chase & Co. from January 2011 until December 2013. In 2010, Mr. Higgins retired after a 24-year career with the U.S. Government. He worked in the national security and foreign policy areas and was a member of the Senior Executive Service.

Christine E. Larsen

Age: 54

Position: Executive Vice President, Chief Operations Officer

Christine E. Larsen joined us as Executive Vice President, Chief Operations Officer in June 2013. Before joining us, she was Executive Vice President of JPMorgan Chase & Co. since January 2012 responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. From 2006 to January 2012, she was responsible for various senior operations and technology roles at JPMorgan Chase & Co.

Gustavo Marin

Age: 58

Position: Executive Vice President, Head of Latin America Region

Gustavo Marin joined us as our Executive Vice President, Head of Latin America Region since February 2015. Before joining us, Mr. Marin spent 32 years with Citibank, most recently as Senior Advisor from July 2012 until July 2013. He was CEO of Citibank Argentina, Brazil, Paraguay and Uruguay from 2001 until 2012 and Country and Business Manager of Citibank Peru from 1996 to 1998. Mr. Marin served on the Conselho de Desenvolvimento Economico e Social, the advisory body of the Presidency of the Republic, and as a member of the Board of Directors of the Brazilian Federation of Banks. He also served on the Advisory Board of the Brazilian Futures Exchange and as a member of the International Advisory Board of Thomson Reuters.

Anthony S. Marino

Age: 52

Position: Executive Vice President, Head of Human Resources

Anthony S. Marino joined us in March 2015 as Executive Vice President, Head of Human Resources. Before joining us, Mr. Marino was Executive Vice President and Chief Human Resources Officer for The Guardian Life Insurance Company from September 2014 until February 2015. Previously, he was Chief Human Resources Officer and General Manager at Bank of Tokyo-Mitsubishi UFJ from January 2011 until September 2014. From September 2007 until December 2010, Mr. Marino was Chief Human Resources Officer at Ally Financial.

Barry C. McCarthy

Age: 52

Position: Executive Vice President, Network & Security Solutions

Barry C. McCarthy has been our Executive Vice President, Network & Security Solutions since June 2015. Previously, Mr. McCarthy was Executive Vice President, Head of Consumer and Network Solutions from November 2014 until June 2015 and president of our U.S. Financial Services segment from February 2013 until October 2014. Mr. McCarthy joined us in 2004 and has served in various roles of increasing responsibility including head of the merchant product organization, new technologies and general manager of our Asia-Pacific merchant business. Before joining us, he co-founded MagnaCash, a Silicon Valley-based micropayments company, and held various executive roles at VeriSign, Wells Fargo Bank, and Procter & Gamble.

Michael K. Neborak

Age: 59

Position: Executive Vice President, Director of Finance

Michael K. Neborak has been our Executive Vice President, Director of Finance since July 2014. Previously, Mr. Neborak was Group Chief Financial Officer of Willis Group Holdings plc from July 2010 to June 2014. Mr. Neborak also served as Chief Financial Officer of MSCI Inc. from 2006 to 2010. Earlier in his career, from 1982 to 2006, Mr. Neborak served in roles of increasing responsibility within business units of Citigroup and its predecessor companies. He began his career with Arthur Andersen & Co.

Himanshu A. Patel

Age: 40

Position: Executive Vice President, Chief Financial Officer

Himanshu A. Patel has been our Executive Vice President, Chief Financial Officer since September 2015. Mr. Patel previously was our Executive Vice President, Strategy, Planning and Business Development and served in that role since joining us in June 2013. Before joining us, he served in various roles at JPMorgan Chase & Co. since 1997, including as a Managing Director from 2011 to 2013 leading strategy for the mortgage banking division and as a Senior Equity Analyst from 2001 to 2011.

Adam L. Rosman

Age: 50

Position: Executive Vice President, General Counsel and Secretary

Adam L. Rosman has been our Executive Vice President, General Counsel and Secretary since October 2014. Before joining us, Mr. Rosman served as Group General Counsel of Willis Group Holdings plc from May 2012 until September 2014. He joined Willis Group in 2009, serving as Deputy Group General Counsel until May 2012. Previously, Mr. Rosman was Senior Vice President and Associate General Counsel at Cablevision Systems Corporation in Bethpage, New York, and before that he was a partner at the Washington D.C.-based law firm of Zuckerman Spaeder LLP. Between 1997 and 2003, Mr. Rosman was an Assistant United States Attorney in Washington, D.C. He also worked in 2000 and 2001 as Deputy Assistant to the President and Deputy Staff Secretary for President Clinton.

Related Transactions

Policies Regarding the Approval of Transactions with Related Parties

Our Related Party Transaction Policy requires Board approval of any transactions over $120,000 between First Data and an executive officer, director, 5% or more shareholder, or an immediate family member of any of such individual.

In addition, under our Director Code of Conduct, each director must report to our General Counsel upon learning of any prospective transaction or relationship in which the director will have a financial or personal interest (direct or indirect) that is with us, involves the use of our assets, or involves competition against us (consistent with any confidentiality obligation the director may have). Our General Counsel must then advise our Board of any such transaction or relationship and our Board must pre-approve any material transaction or relationship.

Under our Code of Conduct, executive officers may not use their personal influence to get us to do business with a company in which they, their family members or their friends have an interest. In situations where an executive officer is in a position of influence or where a conflict of interest would arise, the prior approval of our General Counsel is required.

Certain Relationships and Related Transactions

Management Agreement

In connection with our 2007 acquisition by affiliates of KKR, we entered into a management agreement with KKR and one of its affiliates under which KKR provided advisory services and received fees and reimbursements of related out-of-pocket expenses. The Management Agreement was terminated upon the consummation of our initial public offering of Class A common stock in October 2015. Upon termination, we paid a $78 million termination fee to KKR which was based on the net present value of future payment obligations under the Management Agreement. For the years ended December 31, 2015, 2014, and 2013, we paid, inclusive of the termination fee, $98 million, $20 million, and $20 million, respectively, of management fees to KKR.

Relationship with KKR Capital Markets

For the year ended December 31, 2015, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions related to our credit agreements, and as an initial purchaser relating to issuances of our notes, and received underwriter and transaction fees totaling $25 million. KKR Capital Markets LLC is also assisting with two current transactions and will receive additional underwriter and transaction fees associated with such transactions.

KKR Capital Markets LLC also acted as an underwriter in our 2015 initial public offering of Class A common stock and as a placement agent in our 2014 private placement of a previously outstanding class of common stock and received $19 million and $41 million, respectively, for such services.

Messrs. Kravis, Nuttall, and Olson are associated with KKR. Mr. Nuttall also serves as a director on the board of KKR Capital Markets LLC.

Share Ownership

Directors, Management, and Certain Beneficial Owners

The following table shows the amount of our Class A common stock and Class B common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person or group known by us to be the beneficial owner of more than 5% of either Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentage ownership is based on 182,458,255 shares of Class A common stock and 719,330,114 shares of Class B common stock outstanding at March 1, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock or other convertible securities held by that person or entity that are currently exercisable or vested or that will become exercisable or vested within 60 days of March 1, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, (a) all amounts are as of March 1, 2016, (b) we believe, based on the information furnished to us, that the persons and entities listed have sole voting and investment power with respect to the shares they beneficially own, and (c) the address of each beneficial owner is c/o First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.

	Shares Beneficially Owned
	Class A (includes shares of Class B that are immediately convertible to Class A) (1)		Class B		% of Total Voting Power (2)

Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:

New Omaha Holdings L.P.(3)	535,791,146	74.6%	535,791,146	74.5%	72.6%

Entities affiliated with Fidelity (4)	36,072,347	17.7%	21,750,058	3.0%	3.1%

Winslow Capital Management, LLC (5)	26,448,606	14.5%	0	-	*

Viking Global Investors LP and executive committee members of its general partner (6)	21,750,064	10.7%	21,750,064	3.0%	3.0%

Leon G. Cooperman (7)	18,580,308	9.2%	18,580,308	2.6%	2.5%

Viking Global Performance LLC (8)	15,875,959	8.0%	15,875,959	2.2%	2.2%

Entities affiliated with The Vanguard Group (9)	14,385,938	7.9%	0	-	*

Capital Research Global Investors (10)	10,770,546	5.9%	0	-	*

VGE III Portfolio Ltd. (11)	10,144,738	5.3%	10,144,738	1.4%	1.4%

Named Executive Officers and Directors: (12)

Frank J. Bisignano (13)	7,517,941	4.0%	5,791,911	*	*

Himanshu A. Patel (14)	835,266	*	407,758	*	*

Daniel J. Charron (15)	596,862	*	168,728	*	*

Guy Chiarello (16)	2,052,178	1.1%	1,412,715	*	*

Sanjiv Das	0	-	0	-	-

Michael K. Neborak (17)	466,685*		263,987*		*

Joe W. Forehand (18)	1,240,391*		1,230,407*		*

Henry R. Kravis (3)(19)	0	-	0	-	-

Heidi G. Miller (20)	133,195*		107,211*		*

James E. Nevels (21)	64,718*		54,484*		*

Scott C. Nuttall (22)	0	-	0	-	-

Tagar C. Olson (23)	0	-	0	-	-

Joseph J. Plumeri (24)	1,606,316*		1,377,420 *		*

All directors and executive officers as a group (22 persons) (25)	18,597,250	9.5%	12,694,971	1.8%	1.8%

* Less than one percent

(1)	Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of the holder with the prior consent of First Data, upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, automatically upon transfer, with certain exceptions, and upon certain other events.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.
(3)	Based on information reported by New Omaha Holdings L.P., New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR Associates 2006 LP, KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis, and George R. Roberts on a Schedule 13G filed with the SEC on February 16, 2016. New Omaha Holdings L.P. indicated that it as of December 31, 2015 it had shared voting and investment power over these shares. Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares. The principal business office listed for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business office listed for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(4)	Based on information reported by FMR LLC and Abigail P. Johnson on a Schedule 13G filed with the SEC on March 4, 2016. FMR LLC indicated that as of December 31, 2015 it had sole voting power over 1,470,652 of these shares and sole investment power over all of these shares. FMR LLC listed its address as 245 Summer Street, Boston, MA 02210.
(5)	Based on information reported by Winslow Capital Management, LLC on a Schedule 13G filed with the SEC on February 1, 2016. Winslow Capital Management, LLC indicated that as of December 31, 2015 it had sole voting and investment power over 6,451,074 of these shares and shared voting and investment power over 16,760,600 these shares. Winslow Capital Management, LLC listed its address as 4720 IDS Tower, 80 South Eighth Street, Minneapolis, MN 55402.
(6)	Based on information reported by Viking Global Investors LP, O. Andreas Halvorsen, David C. Ott, and Daniel S. Sundheim on a Schedule 13G filed with the SEC on February 16, 2016. Viking Global Investors LP and Messrs. Halvorsen, Ott, and Sundheim, as Executive Committee Members of the general partner of Viking Global Investors LP, indicated that as of December 31, 2015 Viking Global Investors LP and Messrs. Halvorsen, Ott, and Sundheim, had shared investment and voting power over these shares. Viking Global Investors LP and Messrs. Halvorsen, Ott, and Sundheim listed their address as 55 Railroad Avenue, Greenwich, CT 06830.

(7)	Based on information reported by Leon G. Cooperman on a Schedule 13G filed with the SEC on January 27, 2016. Mr. Cooperman indicated that as of December 31, 2015 he had sole investment and voting power over 16,169,611 of these shares and shared investment and voting power over 2,410,697 of these shares. Mr. Cooperman listed his address as 11431 W. Palmetto Park Road, Boca Raton, FL 33428.
(8)	Based on information reported by Viking Global Performance LLC on a Schedule 13G filed with the SEC on February 16, 2016. Viking Global Performance LLC indicated that as of December 31, 2015 it had shared investment and voting power over these shares. Viking Global Performance LLC listed its address as 55 Railroad Avenue, Greenwich, CT 06830.
(9)	Based on information reported by The Vanguard Group on a Schedule 13G filed with the SEC on February 10, 2016. The Vanguard Group indicated that as of December 31, 2015, it had sole voting power over 120,444 of these shares, sole investment power over 14,265,494 of these shares, and shared investment power over 120,444 of these shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(10)	Based on information reported by Capital Research Global Investors on a Schedule 13G filed with the SEC on February 10, 2016. Capital Research Global Investors indicated that as of December 31, 2015, it had sole investment and voting power over all these shares on behalf of The Growth Fund of America. Capital Research Global Investors listed its address as 333 South Hope Street, Los Angeles, CA 90071.
(11)	Based on information reported by VGE III Portfolio Ltd. on a Schedule 13G filed with the SEC on February 16, 2016. VGE III Portfolio Ltd. indicated that as of December 31, 2015 it had shared investment and voting power over these shares. VGE III Portfolio Ltd. listed its address as 55 Railroad Avenue, Greenwich, CT 06830.
(12)	No shares are pledged as security.
(13)	Includes (i) 1,726,030 shares of Class A common stock, 1,900 of which are held by Frank J. Bisignano 2015 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 5,800 of which are held by Mr. Bisignano’s spouse, 10,190 of which are held in accounts for the benefit of Mr. Bisignano’s children, and 1,610,040 of which are restricted shares that have voting rights, and (ii) 5,791,911 shares of Class B common stock, 602,599 of which are held by Frank J. Bisignano 2015 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, and 3,712,945 of which are covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(14)	Includes (i) 427,508 restricted shares of Class A common stock that have voting, but not investment, power, and (ii) 407,758 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(15)	Includes (i) 428,134 restricted shares of Class A common stock that have voting, but not investment, power, and (ii) 168,728 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(16)	Includes (i) 639,463 restricted shares of Class A common stock that have voting, but not investment, power, and (ii) 1,412,715 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(17)	Includes (i) 202,698 shares of Class A common stock, 5,000 of which are held by Mr. Neborak’s spouse, 4,600 of which are held by Mr. Neborak’s children, and 158,098 of which are restricted shares that have voting, but not investment, power, and (ii) 263,987 shares of Class B common stock, 105,805 of which are covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(18)	Includes (i) 9,984 restricted shares of Class A common stock that have voting, but not investment, power, and (ii) 1,124,953 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016. Does not include 9,095 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director.
(19)	Does not include 23,052 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director. For the avoidance of duplication, does not include shares owned by New Omaha Holdings L.P. described in footnote (3) above. Mr. Kravis serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P.
(20)	Includes (i) 25,984 shares of Class A common stock, 10,000 of which are held by Ms. Miller’s spouse and 9,984 of which are restricted shares that have voting, but not investment, power, and (ii) 107,211 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016. Does not include 10,471 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock.

(21)	Includes (i) 10,234 shares of Class A common stock, 9,984 of which are restricted shares that have voting, but not investment, power, and (ii) 54,484 shares of Class B common stock covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(22)	Does not include 26,427 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Nuttall serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Nuttall is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(23)	Does not include 26,427 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Olson serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(24)	Includes (i) 228,896 restricted shares of Class A common stock that have voting, but not investment, power, and (ii) 1,377,420 shares of Class B common stock, 530,016 of which are covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016.
(25)	Includes (i) 5,902,279 shares of Class A common stock, 5,702,214 of which are restricted shares that have voting, but not investment, power, and (ii) 12,694,971 shares of Class B common stock, 9,399,288 of which are covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of March 1, 2016. Does not include share units deferred under the Director Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those directors and officers, we believe that each director and executive officer has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2015, except for a Form 5 filed on February 16, 2016 for each of Henry Kravis, Scott Nuttall, and Tagar Olson, and a Form 4 filed on February 16, 2016 for Heidi Miller, all of which reported one transaction each for units granted under such director’s deferred director compensation plan.

Proposal 2 – Advisory Vote on Executive Compensation

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation table and related tables and disclosure (also referred to as “say-on-pay”).

Before submitting your vote, we encourage you to read our Compensation Discussion and Analysis beginning on page 27 and the accompanying executive compensation tables beginning on page 40 for details about our executive compensation program, including information about the 2015 compensation of our named executive officers.

As discussed in more detail in the Compensation Discussion and Analysis, we believe our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of equity-based incentives reinforce the alignment of the interests of our executives with those of our long-term shareholders. In doing so, our executive compensation program supports our strategic objectives and mission.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask you to approve the following resolution at the Annual Meeting:

“Resolved, that the shareholders of First Data Corporation approve, on an advisory basis, the compensation paid to First Data’s named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation table and related tables and disclosure.”

The advisory vote will not be binding on the Governance, Compensation and Nominations Committee or the Board. However, they will carefully consider the outcome of the vote and take into consideration any specific concerns raised by investors when determining future compensation arrangements.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis,

the compensation of our named executive officers.

Compensation Discussion and Analysis

Introduction

Our executive compensation program is designed to attract and retain individuals qualified to manage and lead us, as well as to motivate them to help us reach our financial goals and create equity value for our shareholders. Our named executive officers (NEOs) identified in the following table are paid based on performance, primarily in time- and performance-vested equity, and competitively compared to the market.

For 2015, our NEO compensation was substantially higher than 2014 because of one-time equity and cash retention awards related to our successful completion of an initial public offering on October 15, 2015. The Board of Directors decided to make these one-time awards primarily in equity with strict retention requirements to incentivize our NEOs to remain with us for the long term and ensure executive and shareholder interests are aligned.

The table below reflects the compensation for each NEO for fiscal 2015, excluding the one-time IPO equity grants and cash retention awards. Other than the one-time IPO grants and awards, information for the supplemental table is the same as that provided in our Summary Compensation Table and accompanying footnotes. Because we view the IPO awards as a one-time event relating to a significant milestone in our transformation, we believe that excluding these awards from the table below and discussing them separately gives our shareholders a clearer view of our standard compensation program and the compensation awarded to our NEOs in fiscal 2015. The table below differs substantially from and does not replace our Summary Compensation Table that appears later in this proxy, which has been prepared in accordance with the SEC’s disclosure rules.

Summary of 2015 Regular Compensation

		Incentive Compensation
Name and Principal Position	Salary ($)	Annual Incentive Award ($)	Stock Awards ($)	Option Awards ($)	Sign-on Awards ($)	All Other Compensation ($)	Total ($)
Frank J. Bisignano Chief Executive Officer	1,500,000	--	7,695,000	2,846,808		292,561	12,334,369
Himanshu A. Patel EVP Chief Financial Officer	600,000	177,500	1,125,000	418,701		561	2,321,762
Guy Chiarello President	1,000,000	516,000	3,375,000	1,256,100		17,258	6,164,358
Daniel Charron* EVP, Head of Global Business Solutions	656,250	283,500			11,996,500	1,541	12,937,791
Sanjiv Das** EVP, International Regions	750,000	--	1,406,250	520,249		1,954	2,678,453
Michael K. Neborak EVP, Director of Finance (Former Principal Financial Officer)	600,000	200,400	900,000	334,959		2,861	2,038,220

*Mr. Charron was hired in February 2015 and received a sign-on cash award of $5,000,000 and a sign-equity award of $4,500,000 in time vested stock and $2,496,500 in time vested options.

**On February 5, 2016, we announced that Mr. Das would be leaving First Data to pursue other opportunities. Mr. Das subsequently left First Data on February 12, 2016.

How We Determine Compensation

Role of the Governance, Compensation and Nominations Committee

During 2015, the Governance, Compensation and Nominations Committee (the Committee) consisted of Messrs. Forehand, Kravis, and Nuttall, with Mr. Nuttall serving as Chairperson.

The Committee approves all aspects of our compensation program for our executive officers, including the form and amount of compensation as well as the performance metrics and targets under our incentive plans. Specifically, the Committee:

●	establishes our compensation philosophy in consultation with management and oversees management’s development and implementation of our compensation and benefits policies;

●	evaluates performance and sets compensation for our executive officers;

●	oversees our equity plans; and

●	keeps informed of good governance best practices, and determines when and how these should be applied in matters of compensation.

The Board of Directors, however, approves equity grants to executive officers, generally after recommendations from the Committee, to exempt the grants from short-swing profit rules.

Since we were privately owned until last October, the Committee has not participated in shareholder outreach on matters of executive compensation.

Role of Management in Executive Officer Compensation Decisions

Our Chief Executive Officer, Chief Human Resources Officer, and General Counsel generally provide information, data, analysis, updates, and compensation recommendations to the Committee. Management periodically engages compensation consultants to assist it in this process, and it utilizes market data from a wide variety of sources. As part of the Committee’s compensation setting process, our Chief Executive Officer makes recommendations to the Committee regarding compensation for executive officers other than himself.

Highlights of our Compensation Practices

Although we are a controlled company, we adhere to certain best practices regarding compensation, including:

●	Emphasis on Equity-Based Compensation: A substantial portion of compensation is paid in the form of equity rather than cash to better align the interests of management with shareholders.

●	Meaningful Share Ownership Guidelines: To further align these interests, we have implemented strict share ownership guidelines, which generally require each of our executive officers and directors to retain a substantial portion of the stock they acquire through our equity compensation plans while they remain affiliated with First Data.

●	Clawback Provisions: We have adopted “clawback” provisions for all forms of equity compensation, requiring executives to repay amounts in circumstances when it is subsequently determined they should not have received them.

●	Restrictions on Hedging and Pledging of Our Stock: We have implemented a policy that prohibits all employees and directors from hedging First Data stock. The policy also prohibits pledging of First Data stock except if the employee or director receives the written consent of our General Counsel. We believe that these individuals generally should bear the full risks of equity ownership.

●	Limited Perquisites: We provide minimal executive benefits and perquisites to our executives.

Transition to Public Company Pay Practices

Our common stock first became publicly traded on October 15, 2015, and for most of 2015 we were a privately owned company. The Committee is committed to adopting additional public company best pay practices over time, as it determines such changes are in the best interest of shareholders.

Our Compensation Philosophy and Strategy

We structure our compensation to promote First Data’s growth goals and sustained long term share value creation. In particular:

●	We focus on total compensation, which combines salary and incentive compensation

●	We use equity as the primary component of pay

●	We focus strongly on pay for performance

●	We pay competitively, compared to market

Use of Equity and Share Retention Requirements

The Committee seeks to align the interests of management with the long-term interests of our shareholders by granting a significant portion of our NEOs’ total compensation in the form of equity that increases in value as our financial performance improves. The Committee also seeks to retain management by requiring executives to be employed through various vesting periods of that equity in order to receive the full financial benefits of equity-based awards that vest over multiple years. As further described below, the Committee’s first quarter 2015 equity-based awards reflect this approach: the awards generally vest over a period of three years and generally require the continued employment of our executives through each applicable vesting date.

As described in more detail below, our CEO is required to retain at least 90% of the stock acquired through equity compensation, net of taxes, and charitable donations, until termination of employment. Our other NEOs are required to retain at least 75% of the stock acquired through equity compensation, net of taxes, charitable donations, through termination of employment. These are among the most rigorous share retention requirements of any public company.

Pay our NEOs Based on Performance

We are committed to rewarding our executives based on our performance. At the close of each fiscal year, the Committee determines how First Data performed based on the achievement of various financial and qualitative objectives. The Committee then determines an award level for each NEO, based both on Company and individual performance.

As part of its deliberations, the Committee determines how the award for prior year performance will be paid. For 2014 and 2015, the award was paid in three different forms:

●	A cash award under our Senior Executive Incentive Plan (the SEIP)

●	An award of time vested stock options

●	An award of time vested restricted stock

The size of the award varies based on Company performance. For example, awards made in the first quarter of 2015 (with respect to First Data’s performance in 2014) were higher than those made in the first quarter of 2016 (with respect to First Data’s performance in 2015) because First Data performed better in 2014 than in 2015. Additionally, at Mr. Bisignano’s suggestion and the Committee’s direction, Mr. Bisignano’s base pay was reduced to $1,320,000 from $1,500,000.

Market Competitive Pay

The Committee wants to ensure that incoming and incumbent executives are paid competitively. In order to successfully attract and retain top performing executives, our Human Resources Department annually reviews market data and aims to provide our executives with competitive total compensation opportunities.

The Chief Executive Officer, Human Resources Department, and the Committee periodically review our executive compensation practices against a peer group of companies. Our peer group is comprised of direct competitors, frequently identified peer companies to our direct competitors, and other companies comparable to us in terms of industry, pay practices, revenue and market value. The peer group considered by the Committee to determine fiscal 2015 compensation for our NEOs included the following 21 companies:

● Accenture plc ● Capital One Financial Corporation ● eBay Inc. ● Fiserv, Inc. ● Science Applications International Corporation ● SunTrust Banks, Inc. ● Visa Inc.	● ADP, LLC ● Computer Sciences Corporation ● Fidelity National Information Services ● MasterCard Incorporated ● SLM Corporation ● Symantec Corporation ● The Western Union Company	● The American Express Company ● Discover Financial Services, Inc. ● Fifth Third Bancorp ● PNC Financial Group, Inc. ● State Street Corporation ● Total System Services ● Yahoo! Inc.

For 2015, the Committee used peer group data as one factor in its deliberations regarding pay. The Committee did not seek to benchmark NEO positions against the market data yielded by the peer group, nor did it seek to pay NEOs at any particular market percentile, relative to the peer group.

Summary of Fiscal 2015 Compensation

Fiscal 2015 Performance

For fiscal 2015, we considered the following aspects of our fiscal 2015 performance to determine our NEO compensation:

●	In October we raised $2.8 billion in our IPO and used the proceeds to reduce debt.

●	We grew year-over-year revenues 3% in a challenging worldwide operating environment.

●	During the year, we refinanced a total of $8 billion of our maturing indebtedness and replaced it with debt at significantly lower interest rates. As a result of the refinancing and the payment of debt from the capital raised in the IPO, we reduced our annualized cash interest expense by approximately $500 million and significantly improved operating cash flow.

●	We grew our adjusted EBITDA to $2.7 billion, although this was short of our target for the year. See the reconciliation of adjusted EBITDA to First Data’s Net Loss for 2015 included below.

Elements of 2015 Compensation

In January 2016, the Committee determined our NEOs’ total compensation packages based on Company and individual performance. Compensation included the following elements:

Element	Total Compensation
Base Salary	In effect at December 31, 2015
Incentive Compensation	Annual cash incentive under the Senior Executive Incentive Plan (the SEIP) Time vested restricted stock Time vested stock options
Other Compensation	Benefits and perquisites, as detailed below

Base salary

Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Committee believes that base salaries for executives should reflect market competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, pay relative to peers within First Data, and base pay in previous roles outside of First Data. Initial base salaries for our NEOs are agreed to with the NEO at the time of hiring. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities. Mr. Bisignano’s salary was not increased in 2015, and in fact was reduced from $1,500,000 to $1,320,000 in 2016.

The following table shows our NEOs’ annual base salaries as of December 31, 2015:

Name and Principal Position	Base Salary
Frank J. Bisignano Chief Executive Officer	$1,500,000
Himanshu A. Patel Executive Vice President Chief Financial Officer	$600,000
Guy Chiarello President	$1,000,000
Daniel J. Charron Executive Vice President, Head of Global Business Solutions	$750,000
Sanjiv Das Executive Vice President, International Regions	$750,000
Michael K. Neborak Executive Vice President Director of Finance	$600,000

2015 Incentive Compensation

As described above, each NEO is eligible for an annual discretionary cash incentive award and equity awards based on First Data’s performance against our strategic growth objectives and our NEOs’ individual performance in meeting those objectives. Consistent with our overall compensation philosophy, the cash portion of discretionary incentive awards are generally a small percentage compared to long-term equity incentive awards for executives.

For fiscal 2015, the Board, with input from management, set strategic goals for our performance, many of which were tied to positioning us for the IPO. These goals included growing revenue and adjusted EBITDA, improving free cash flow, managing expenses, and successfully completing our IPO. These were the basis of First Data’s performance portion of incentive pay for the 2015 fiscal year.

The Committee also considers each individual’s performance and contribution in meeting our strategic goals. The Committee considers a number of factors, including:

●	the overall performance of the executive;

●	the effective management of expenses;

●	the effective management of risk;

●	demonstration of leadership, teamwork, and innovation; and

●	the extent of the accomplishment of our strategic goals.

The size of awards is based primarily on our financial performance during the year, but each NEO’s individual performance is also considered. To best accomplish this, the Committee approved a fully discretionary funding structure for annual incentive compensation for the 2015 fiscal year. This structure allowed the Committee to maintain the ability to appropriately reward the performance of each NEO.

Although many of our strategic goals were met, we did not meet our adjusted EBITDA growth goal, which was a key performance metric. As a result, the Committee exercised its discretion and determined that total incentive compensation (in dollar value) for 2015 performance would be reduced compared to 2014.

After determining the total compensation for each NEO, the Committee determines the amount of the incentive compensation that will be paid in cash versus equity. For fiscal 2015, we elected to pay only a portion (0% -15%) of each NEO’s annual incentive compensation in cash. The remaining portion was paid in time-vested restricted stock awards and time vested stock options, which the Committee granted on February 24, 2016. We believe this cash/equity ratio best aligns the NEO’s interest with creating value for shareholders.

2015 Cash Incentive Awards

The annual cash incentive awards for fiscal 2015 performance under the SEIP were as follows:

Name and Principal Position	Annual Cash Incentive Award
Frank J. Bisignano Chief Executive Officer	$0
Himanshu A. Patel Executive Vice President Chief Financial Officer	$177,500
Guy Chiarello President	$ 516,000
Daniel J. Charron Executive Vice President, Head of Global Business Solutions	$ 283,500
Sanjiv Das Executive Vice President, International Regions	$0
Michael K. Neborak Executive Vice President Director of Finance	$ 200,400

2016 Equity-Based Grants Based on 2015 Performance

In the first quarter of 2016, the Committee granted the awards shown on the table below under the 2015 Omnibus Incentive Plan. The grants reflect the portion of the 2015 incentive award that was made in time vested equity. The awards have the following terms:

●	options that generally vest in three equal installments on the first, second, and third anniversaries of the grant, subject to continued employment on each applicable vesting date; and

●	restricted stock that generally vests in three installments, 20% on the first anniversary of the grant, 40% on the second anniversary of the grant and 40% on the third anniversary of the grant, subject to continued employment on each applicable vesting date.

Name and Principal Position	Number of Options	Number of Shares of Restricted Stock
Frank J. Bisignano Chief Executive Officer	417,252	660,946
Himanshu A. Patel Executive Vice President Chief Financial Officer	70,164	111,143
Guy Chiarello President	203,970	323,098
Daniel J. Charron Executive Vice President, Head of Global Business Solutions	70,560	111,769
Sanjiv Das Executive Vice President, International Regions	0	0
Michael K. Neborak Executive Vice President Director of Finance	49,877	79,007

Incentive Compensation – 2015 Equity Grants based on 2014 Performance

The Committee determined the award for 2014 performance in the first quarter of 2015, and determined to grant a small portion of the award under the SEIP in cash, and the bulk of the award in a combination of time vested restricted stock and time vested options under the 2007 Stock Incentive Plan. In the first quarter of 2015, the Committee granted to each of our NEOs the following equity-based awards under the 2007 Stock Incentive Plan:

●	options that generally vest in three equal installments in January 2016, January 2017, and January 2018, subject to continued employment on each applicable vesting date; and

●	restricted stock that generally vests in three installments, subject to continued employment on each applicable vesting date, as follows: (1) 20 percent vests on April 11, 2016 in connection with the expiration of the IPO-related lock-up; (2) 40 percent vests on January 1, 2017, and (3) 40 percent vests on January 1, 2018.

The first quarter 2015 equity-based awards were as follows:

Name and Principal Position	Number of Options	Number of Shares of Restricted Stock
Frank J. Bisignano Chief Executive Officer	360,655	540,983
Himanshu A. Patel Executive Vice President Chief Financial Officer	52,727	79,091
Guy Chiarello President	158,182	237,273
Daniel J. Charron Executive Vice President, Head of Global Business Solutions	316,364	316,364
Sanjiv Das Executive Vice President, International Regions	65,909	98,863
Michael K. Neborak Executive Vice President Director of Finance	42,181	63,272

IPO Compensation

In order to retain our senior leaders, including the NEOs, for several years after the IPO, the Board of Directors decided to make one-time awards, which were made up of:

●	Time vested stock options

●	Performance vested stock options

●	Time vested restricted stock

●	Performance vested restricted stock

●	A cash retention award, which is subject to repayment in certain circumstances as described below

The Board determined that these grants were a critical retention tool because the IPO would result in a significant portion of the NEOs’ pre-2015 equity grants vesting by early 2017. The IPO equity grants provide an ongoing incentive for our executives to remain with us for several years following the IPO and help ensure that they will have significant ongoing equity ownership. The heavy concentration of equity, coupled with the equity retention requirements discussed in more detail below, will help ensure executive and shareholder interests are aligned for the long term.

IPO Equity Grants

In October 2015, in connection with the IPO, the Committee granted both time-vested and performance-vested options and restricted stock to our executive officers, including to our NEOs as follows:

	IPO Equity Grants
Name and Principal Position	Time Vested Options (#)	Time Vested Restricted Stock (#)	Performance Vested Options (#)	Performance Vested Restricted Stock (#)
Frank J. Bisignano Chief Executive Officer	1,476,368	632,729	738,184	316,365
Himanshu A. Patel Executive Vice President Chief Financial Officer	421,819	210,910	210,910	105,455
Guy Chiarello President	527,274	210,910	263,637	105,455
Daniel J. Charron Executive Vice President, Head of Global Business Solutions	527,274	210,910	263,637	105,455
Sanjiv Das* Executive Vice President, International Regions	316,365	210,910	158,182	105,455
Michael K. Neborak Executive Vice President Director of Finance	52,727	52,727	26,364	26,364

*Due to his departure, Mr. Das will forfeit all of his IPO equity awards.

Performance-Vested Restricted Stock and Options. The performance-vested stock options and restricted stock fully vest, subject to the recipient’s continued employment with us through the applicable vesting date, if the closing trading price of a share of our Class A common stock on the NYSE equals or exceeds two times the per share price to the public in the IPO (i.e., $32) for ten consecutive trading days. If the recipient’s employment terminates for any reason before the date on which the performance-vested stock options or performance-vested restricted stock vests, any outstanding and unvested performance-vested stock options and performance-vested restricted stock will be forfeited.

Time-Vested Restricted Stock and Options. The time-vested stock options and restricted stock vest in equal installments on December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, subject to the recipient’s continued employment with us through each applicable vesting date. If the recipient’s employment is terminated by us without cause, by the recipient for good reason, or as a result of the recipient’s death or disability, any outstanding and unvested time-vested stock options and time-vested restricted stock that would have vested on the next vesting date will vest pro-rata based on the recipient’s completed number of months of employment with us since the vesting date immediately preceding the recipient’s termination. Upon any other termination of employment, all unvested time-vested stock options and time-vested restricted stock will be forfeited.

IPO Cash Retention Awards

In connection with our IPO, we also granted a special cash retention award to certain executive officers, including Messrs. Bisignano, Chiarello, Das and Patel. The retention award was paid in a lump sum to the NEOs in the following amounts:

Name and Principal Position	IPO Cash Retention Award
Frank J. Bisignano Chief Executive Officer	$5,000,000
Himanshu A. Patel Executive Vice President Chief Financial Officer	$2,000,000
Guy Chiarello President	$2,500,000
Daniel J. Charron* Executive Vice President, Head of Global Business Solutions	$0
Sanjiv Das Executive Vice President, International Regions	$4,000,000
Michael K. Neborak* Executive Vice President Director of Finance	$0

*Mr. Charron did not receive an IPO cash retention award because he started his employment with us in February 2015. Mr. Neborak also did not receive an IPO cash retention award due to his relatively short tenure with First Data.

Repayment Provisions for IPO Cash Award. The cash retention award is subject to certain repayment provisions. In the 5-year period between October 20, 2015 and October 20, 2020, if the company terminates the recipient’s employment for cause or the recipient voluntarily resigns without good reason, First Data has the right to require the recipient to pay back a pro-rata portion of the award based on the period of time the recipient worked over the 5-year term.

Other Fiscal 2015 Compensation

From time to time, the Committee may award sign-on bonuses or grant sign-on equity-based awards in connection with the start of an NEO’s employment with us. Sign-on bonuses and/or equity-based awards are used only when necessary to attract highly skilled individuals to First Data. Generally, they are used to incentivize candidates to leave their current employers, or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employer.

During fiscal 2015, Mr. Charron received a sign-on bonus in the amount of $5,000,000. If Mr. Charron’s employment is terminated by us for cause or he voluntarily resigns without good reason within two years following the start of his employment, First Data has the right to require him to repay to us the portion of the sign-on bonus that would have been earned in respect of the period from the termination date until the second anniversary of the start of his employment. Mr. Charron also received $4,500,000 in sign on stock awards and $2,496,000 in sign on options awards. In addition, a sign-on bonus was paid to Mr. Das in 2014, and reflected in the Summary Compensation Table for fiscal 2014 compensation. First Data has the right to require him to repay a prorate amount of his sign-on bonus if he resigns or is terminated for cause within 24 months of his employment commencement date. First Data and Mr. Das agreed that he would not be required to repay a prorata amount of his sign-on bonus or IPO cash award to resolve all disputes regarding his departure.

Benefits and Perquisites

While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits, we provide to all of our employees, including our NEOs, broad-

based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:

●	a 401(k) savings plan; and

●	medical, dental, vision, life and disability insurance coverage, and dependent care and flexible spending accounts.

We do not currently offer defined benefit pension benefits or non-qualified retirement benefits to our NEOs. We also do not currently offer a Company match in our 401(k) savings plan.

We also provide our NEOs with limited perquisites and personal benefits that are not generally available to all employees such as reimbursements for relocation, housing, and moving expenses. In limited instances NEOs are also authorized to use the corporate aircraft for personal purposes. Per his employment agreement, Mr. Bisignano is provided with use of a car and driver and is eligible for financial planning assistance and use of the corporate aircraft. In addition, from time to time we provide tax gross-ups on perquisites we provide in order to allow our NEOs to enjoy the full benefit of the perquisite we are providing.

Severance and Change in Control Agreements

We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in First Data’s executive attraction and retention efforts. Our severance and change in control policy provides for certain payment, rights, and benefits to the NEOs (other than Mr. Bisignano) upon an involuntary termination of employment without cause from First Data. Under the policy, the cash severance payment is equal to one year’s base pay plus the bonus paid for the prior fiscal year, if any, and a prorated portion of the bonus based on time worked during the year of termination. As a condition to receiving severance payments and benefits under the policy, all participating NEOs are required to release First Data and its employees from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect us from potential loss of customers or employees and to prohibit the release of confidential company information. For Mr. Bisignano, his employment agreement described below provides for a cash severance payment equal to (1) the greater of (a) $9.5 million or (b) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination and (2) a pro rata portion of the annual incentive payment that would have otherwise been payable if he had remained employed through such year.

Share Ownership Guidelines

In connection with the IPO, we adopted an equity retention policy for our directors, NEOs, and all other members of our Management Committee, which require these individuals to maintain a minimum share ownership level of our stock throughout their employment with First Data. Equity retention requirements are also in place for our highly compensated employees.

Members of our Management Committee are required to retain at least 75% of the stock they acquire through our equity compensation plans (net of amounts required to pay taxes, transaction costs, and charitable donations) as long as they are employed by us. Our Chief Executive Officer and directors are required to retain at least 90% of the stock they acquire through our equity compensation plans (net of amounts required to pay taxes, transaction costs and charitable donations) as long as they are either employed by us or serve as a director on our Board. Under the policy, stock acquired through compensation plans includes vested restricted stock, restricted stock units, stock held after exercising options and vested equity contributed to qualified or non-qualified retirement plans, but does not include unvested restricted stock, unvested restricted stock units or vested or unvested stock options.

Exceptions to this policy may be granted by the Chief Executive Officer, in consultation with the chairperson of the Committee, as follows:

●	where the retention commitment would create a financial hardship on the director or management committee member (in such instances, the Committee may also approve an alternative ownership plan that reflects both the intention of the policy and the individual’s circumstances); or

●	other situations that the Chief Executive Officer deems appropriate.

If the Chief Executive Officer or a director requests an exception, that request must be submitted to the chairperson of the Committee for their review and approval.

Clawback Provisions

We have implemented a policy to clawback incentive compensation received by executive officers in the event of a subsequent accounting restatement to ensure that incentive compensation is rightfully earned by the executives.

Hedging and Pledging Prohibition

As part of our insider trading policy, all employees, including our named executive officers, and non-employee directors are prohibited from engaging in short sales or engaging in hedging transactions involving our securities. They are also prohibited from establishing margin accounts or otherwise pledging or engaging in hedging transactions involving our securities. Pledging First Data stock may be permissible if the employee or director receives the written consent of our General Counsel.

Compensation and Risk

The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

●	Balances a mix of fixed versus variable, at-risk compensation;

●	Balances a mix of short and long-term incentive compensation;

●	Provides that variable compensation is based on a variety of qualitative and quantitative performance goals;

●	Provides for a clawback of executive compensation in specified circumstances; and

●	Share ownership guidelines.

Tax and Accounting Considerations

The Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Section 162(m) of the Internal Revenue Code will limit our federal income tax deduction for compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation as long as specified requirements are met.

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders’

meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules.

The Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Reconciliation of Adjusted EBITDA

The following table reconciles the calculation of adjust EBITDA discussed above to First Data’s Net Loss for 2015.

(in millions)	2015
Total Adjusted EBITDA	$2,730
Adjustments to reconcile to Net loss attributable to First Data Corporation:
Adjustments for non-wholly owned entities (a)	26
Depreciation and amortization	(1,022)
Interest expense, net	(1,537)
Loss on debt extinguishment	(1,068)
Other items (b)	(75)
Income tax expense	(101)
Share-based compensation	(329)
Costs of alliance conversions	(5)
KKR related items	(100)

Net loss attributable to First Data Corporation	$(1,481)

(a)	Net adjustment to reflect First Data’s proportionate share of alliance revenue and adjusted EBITDA and amortization related to equity method investments not included in adjusted EBITDA.
(b)	Includes adjustments to exclude the official check and money order businesses due to First Data’s wind down of these businesses, restructuring, certain retention bonuses, non-normal course litigation and regulatory settlements, and “Other income (expense)” as presented in the consolidated statements of operations, which includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses).

Compensation Committee Report

The Governance, Compensation and Nominations Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Governance, Compensation and Nominations Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Form 10-K.

Scott C. Nuttall, Chairperson Joe W. Forehand Henry R. Kravis

Executive Compensation Tables

As discussed above, our NEO compensation was substantially higher in 2015 compared to 2014 because of the one-time IPO-related equity and cash awards. For example, of Mr. Bisignano’s $51,560,726 in Total Compensation in 2015, $39,226,357, or 76% was from the IPO-related equity award -- which vests over time and is in part based on First Data’s performance, and the IPO-related cash award – which is subject to repayment if Mr. Bisignano voluntarily resigns and certain other conditions. Similarly, the compensation for Mr. Chiarello, Mr. Charron, Mr. Das, and Mr. Patel is substantially higher in 2015 compared to 2014 because of the one-time IPO-related awards. For details on the portion of each NEOs’ Total Compensation related to the IPO equity and cash awards, please see footnote 5 to the Summary Compensation Table below.

The 2013 compensation for Mr. Bisignano, Mr. Chiarello, and Mr. Patel was substantially higher compared to 2014 because of one-time sign-on payments in connection with the start of their employment with us. These payments were necessary to incentivize them to leave their then-current employers, and to offset unvested compensation that they forfeited as a result of leaving their previous employers.

Summary Compensation Table

The following table shows the compensation earned, awarded, or paid by and to our NEOs during fiscal years ended December 31, 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compens ation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($) (4)
Frank J. Bisignano, Chief Executive Officer	2015	1,500,000	5,000,000	22,139,546	22,628,619	0	0	292,561	51,560,726
	2014	1,500,000	1,140,000	4,500,000	1,629,000	0	0	533,199	9,302,199
	2013	1,045,839	3,704,161	20,000,002	50,994,285	0	0	635,234	76,379,521
Guy Chiarello, First Data President	2015	1,000,000	3,016,000	8,189,854	8,321,029	0	0	17,258	20,554,141
	2014	1,000,000	1,500,000	2,625,000	950,250	0	0	27,654	6,102,904
	2013	481,410	9,000,000	6,499,997	10,330,000	0	0	31,680	26,343,087
Daniel Charron,(3) Executive Vice President Global Business Solutions	2015	656,250	5,283,500	9,314,854	9,561,429	0	0	1,541	24,817,574
Sanjiv Das, Executive Vice President International Regions	2015	750,000	4,000,000	6,221,104	4,759,210	0	0	1,954	15,732,268
	2014	523,077	2,125,000	2,000,000	2,006,000	0	0	1,288	6,655,365
Himanshu A. Patel, Executive Vice President Chief Financial Officer	2015	600,000	2,177,500	5,939,854	6,070,645	0	0	561	14,788,560
	2014	500,000	500,000	750,000	271,500	0	0	486	2,021,986
	2013	305,128	1,000,000	2,625,000	5,582,500	0	0	11,152	9,523,780
Michael Neborak, Executive Vice President Director of Finance (Former Principal Financial Officer)	2015	600,000	200,400	2,103,709	1,041,451	0	0	2,861	3,948,421
	2014	279,615	400,000		2,680,000	0	0	1,183	3,360,798

(1)	Bonus amounts for 2015 include the following: Mr. Bisignano - $5,000,000 IPO cash retention award; Mr. Chiarello - $2,500,000 IPO cash retention award and $516,000 cash incentive award under the SEIP; Mr. Charron - $5,000,000 sign on bonus and $283,500 cash incentive award under the SEIP; Mr. Das $4,000,000 IPO cash retention award; Mr. Patel - $2,000,000 IPO cash retention award and $177,500 cash incentive award under the SEIP and Mr. Neborak - $200,400 cash incentive award under the SEIP.

Bonus amounts in 2014 include Mr. Das’s sign on bonus of $1,500,000. First Data and Mr. Das agreed that he would not be required to repay any part of his sign-on bonus or IPO cash award to resolve all disputes regarding his departure.

Bonus amounts in 2013 include Mr. Chiarello’s sign on bonus of $6,500,000.

(2)	The amounts shown in the “Stock Awards” column and “Option Awards” column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For stock awards and option awards that have performance based vesting requirements, the awards were assigned a fair value of $13.66 and $8.66 per share on the date of grant using a Monte Carlo simulation model, respectively. For option awards that have time based vesting requirements, the awards were assigned a fair value of $7.94 per share for awards granted on January 14, 2015 and $7.89 per share for awards granted on January 28, 2015 and in February 2015 and $9.07 per share for awards granted on October 15, 2015 using a Black-Scholes model.

Of the amounts shown in the “Stock Awards” column and “Option Awards” column for 2015, for Mr. Bisignano, $14,444,546 of the Stock Award amount and $19,781,811 of the Option Award amount is related to his IPO equity retention award; for Mr. Chiarello, $4,814,854 of the Stock Award amount and $7,064,928 of the Option Award amount is related to his IPO equity retention award; for Mr. Charron $4,814,854 of the Stock Award amount and $7,064,928 of the Option Award amount is related to his IPO equity retention award; for Mr. Das $4,814,854 of the Stock Award amount and $4,238,961 of the Option Award amount is related to his IPO equity retention award; for Mr. Patel $4,814,854 of the Stock Award amount and $5,651,944 of the Option Award amount is related to his IPO equity retention award and for Mr. Neborak $1,203,709 of the Stock Award amount and $706,492 of the Option Award amount is related to his IPO equity retention award

Mr. Charron’s 2015 “Stock Awards” and “Option Awards” include $4,500,000 in sign on stock awards and $2,496,500 in sign on options awards.

The amounts shown in the “Stock Awards” column and the “Option Awards” column for 2014 for Messrs. Das and Neborak are their sign on equity award amounts.

The amounts shown in the “Stock Awards” column and the “Option Awards” column for 2013 for Messrs. Bisignano, Chiarello, and Patel are their sign on equity award amounts.

(3)	Mr. Charron was hired on February 15, 2015. His base salary is $750,000.
(4)	For Mr. Bisignano, of his $51,560,726 in Total Compensation in 2015, $39,226,357 or 76% was for the IPO-related equity and cash awards. For Mr. Chiarello, of his $20,554,141 Total Compensation in 2015, $14,379,782 or 70% was from the IPO-related equity and cash awards. For Mr. Charron, of his $24,817,574 Total Compensation for 2015, $11,879,782 or 48% was from the IPO-related equity awards. For Mr. Das, of his $15,732,268 Total Compensation for 2015, $13,053,815 or 83% was from the IPO-related equity and cash awards. For Mr. Patel, of his $14,788,560 Total Compensation for 2015, $12,466,798 or 84% was from the IPO-related equity and cash awards. For Mr. Neborak, of his $3,948,421 Total Compensation for 2015, $1,910,201 or 48% was from the IPO-related equity awards.

All Other Compensation

The table below provides a breakdown of all other compensation for 2015 for the named executive officers:

Name	Life Insurance ($)(1)	Tax Gross-Up Payments ($)(2)	Other Compensation ($)(3)	Total ($)
Frank J. Bisignano	4,902	103,252	184,407	292,561
Guy Chiarello	4,902	12,322	34	17,258
Daniel Charron	1,530	-	11	1,541
Sanjiv Das	1,932	-	22	1,954
Himanshu Patel	540	-	21	561
Michael Neborak	2,838	-	23	2,861

(1)	Includes the value of imputed income on life insurance premiums paid by First Data.
(2)	For Mr. Bisignano, $38,178 of the Tax Gross-Up Payments is for life/disability coverage for Mr. Bisignano, $7,253 of the Tax Gross-Up Payments is for ex-spouse health insurance coverage, and $57,821 of the Tax Gross-Up Payments is for Mr. Bisignano’s personal use of the corporate aircraft. For Mr. Chiarello, $12,322 is the gross up due to taxable income from personal benefits Mr. Chiarello received while the corporate aircraft was traveling for corporate purposes.
(3)	Other Compensation for Mr. Bisignano includes amounts imputed for personal use of a corporate aircraft valued at $89,598, $16,406 for leased vehicles, $64,106 for insurance premiums for Mr. Bisignano, and $14,261 for health insurance coverage for his ex-spouse and $36 of cash compensation received that was allocable to a partial position disposed of during a reverse stock split which was paid to him in cash when First Data had its IPO. Messrs. Chiarello, Charron, Das, Patel and Neborak also received a cash payment for the disposition of their partial positions resulting from the same reverse stock split during the IPO of $34, $11, $22, $21, and $23, respectively.

Grants of Plan-Based Awards in 2015

The following table sets forth certain information with respect to awards granted during 2015 to our named executive officers. All equity awards were made under the 2015 Omnibus Incentive Plan.

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Frank J. Bisignano	1/28/2015	540,983			7,695,000
	10/15/2015	632,729			10,123,664
	10/15/2015	316,365			4,320,882
	1/28/2015		360,655	14.23	2,846,808
	10/15/2015		1,476,368	16.00	13,385,786
	10/15/2015		738,184	16.00	6,396,025
Guy Chiarello	1/14/2015	237,273			3,375,000
	10/15/2015	210,910			3,374,560
	10/15/2015	105,445			1,440,294
	1/14/2015		158,182	14.23	1,256,100
	10/15/2015		263,637	16.00	2,284,293
	10/15/2015		527,274	16.00	4,780,635
Daniel Charron	2/24/2015	316,364			4,500,000
	10/15/2015	210,910			3,374,560
	10/15/2015	105,445			1,440,294
	2/24/2015		316,364	14.23	2,496,500
	10/15/2015		236,637	16.00	2,284,293
	10/15/2015		527,274	16.00	4,780,635

Sanjiv Das	1/28/2015	98,863			1,406,250
	10/15/2015	210,910			3,374,560
	10/15/2015	105,445			1,440,294
	1/28/2015		65,909	14.23	520,249
	10/15/2015		158,182	16.00	1,370,574
	10/15/2015		316,365	16.00	2,868,387
Himanshu Patel	1/14/2015	79,091			1,125,000
	10/15/2015	210,910			3,374,560
	10/15/2015	105,445			1,440,294
	1/14/2015		52,727	14.23	418,701
	10/15/2015		210,910	16.00	1,827,438
	10/15/2015		421,819	16.00	3,824,506
Michael Neborak	1/14/2015	63,272			900,000
	10/15/2015	52,727			843,632
	10/15/2015	26,364			360,077
	1/14/2015		42,181	14.23	334,959
	10/15/2015		26,364	16.00	228,432
	10/15/2015		52,727	16.00	478,060

(1)	All awards prior to October 15, 2015 were made under were made under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and are comprised of Class B stock. All other awards were made under the First Data Corporation 2015 Omnibus Incentive Plan and are comprised of Class A stock. The primary distinction between the two classes of stock is voting rights. Class B stock receives ten votes per share while Class A receives one vote per share.
(2)	Grants made before October 15, 2015 vest 20% on April 11, 2016, 40% on January 1, 2017, and 40% on January 1, 2018, except for Mr. Charron’s February 24, 2015 grant which vests 20% on April 11, 2016, 40% on February 24, 2017, and 40% on February 24, 2018, subject to continued employment through each applicable vesting date. Grants made on October 15, 2015 that have performance vesting vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days, subject to continued employment through the applicable vesting date. Grants made on October 15, 2015 that have time vesting vest 25% per year starting on December 31, 2017, subject to continued employment through the applicable vesting date.
(3)	The exercise price for grants made prior to October 15, 2015 was determined by the Board, pursuant to its authority under the plan, to be $14.23. Grants made before October 15, 2015 vest 33 1/3 percent per year, in January 2016, January 2017, and January 2018, respectively, subject to continued employment through each applicable vesting date, except for Mr. Charron’s February 24, 2015 grant which vests 33 1/3 percent per year beginning February 24, 2016. Grants made on October 15, 2015 that have performance vesting vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days, subject to continued employment through the applicable vesting date. Grants made on October 15, 2015 that have time vesting vest 25% per year starting on December 31, 2017, subject to continued employment through the applicable vesting date.
(4)	Grant date fair value for restricted stock and stock options is based on their valuation for financial reporting purposes at the time of grant. For performance vesting restricted stock and stock options, First Data utilized a Monte Carlo stimulation model which resulted in a grant date fair value of $13.66 and $8.66 per share, respectively. For option awards that have time based vesting requirements, the awards were assigned a fair value of $7.94 per share for awards granted on January 14, 2015 and $7.89 per share for awards granted on January 28, 2015 and in February 2015 and $9.07 per share for awards granted on October 15, 2015 using a Black-Scholes model.

Employment Agreements

In general, we do not enter into employment agreements with employees, including the NEOs, except in the case of Mr. Bisignano.

Employment Agreement with Mr. Bisignano

We entered into an employment agreement with Mr. Bisignano, effective as of September 18, 2015 (Employment Agreement), which replaced Mr. Bisignano’s prior employment agreement with First Data and First Data Holdings Inc. dated April 28, 2013. The Employment Agreement provides for an initial term beginning on September 18, 2015 and ending on December 31, 2020. Beginning January 1, 2021, the term will be automatically extended for successive one-year periods unless terminated by either party with prior written notice.

Under the terms of the Employment Agreement, Mr. Bisignano will earn an annual base salary of $1,500,000, which base salary may be increased but not decreased; and, with respect to the 2015 fiscal year and each full fiscal year commencing with the 2016 fiscal year, is eligible to receive a discretionary annual incentive payment in such amount as determined in the sole discretion of the Committee, based upon its assessment of Mr. Bisignano’s performance, payable in the form of cash, equity-based awards or a combination thereof.

Mr. Bisignano is eligible to receive executive perquisites, fringe and other benefits consistent with what is provided to other executive officers of First Data. In addition, he is eligible to receive use of a car and driver, financial planning and use of private aircraft. Mr. Bisignano is also eligible to participate in First Data’s 401(k), medical, dental, short and long-term disability, and life insurance plans.

Under the terms of the Employment Agreement, Mr. Bisignano is subject to covenants not to (1) disparage First Data or interfere with existing or prospective business relationships, (2) disclose confidential information, (3) solicit customers and certain employees of First Data, and (4) compete with First Data. In the event of an alleged material breach of the covenant not to solicit certain employees of First Data and not to compete, any unpaid severance amounts will be suspended until a final determination has been made that Mr. Bisignano has in fact materially breached such covenants at which time the right to any further payment is forfeited.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our named executive officers that were outstanding as of December 31, 2015.

		Option Awards				Stock Awards
Name	Grant date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable (2)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frank Bisignano	5/7/2013	3,326,347	4,989,522	11.07	5/7/2023
	2/10/2014	79,091	158,182	12.65	2/10/2024
	2/10/2014					355,910	5,701,678
	1/28/2015		360,655	14.23	1/28/2025
	1/28/2015					540,983	8,666,548
	10/15/2015		1,476,368	16.00	10/15/2025
	10/15/2015		738,184	16.00	10/15/2025
	10/15/2015					632,729	10,136,319
	10/15/2015					316,365	5,068,167
Guy Chiarello	7/11/2013	632,728	949,094	11.07	7/1/2023
	7/11/2013					587,533	9,412,279
	2/10/2014	46,136	92,273	12.65	2/10/2024
	2/10/2014					207,614	3,325,976
	1/14/2015		158,182	14.23	1/14/2025
	1/14/2015					237,273	3,801,113
	10/15/2015		527,274	16.00	10/15/2025
	10/15/2015		263,637	16.00	10/15/2025
	10/15/2015					210,901	3,378,778
	10/15/2015					105,455	1,689,389
Daniel Charron	2/24/2015		316,364	14.23	2/24/2025
	2/24/2015					316,364	5,068,151
	10/15/2015		527,274	16.00	10/15/2025
	10/15/2015		263,637	16.00	10/15/2025
	10/15/2015					210,910	3,378,778
	10/15/2015					105,455	1,689,389
Sanjiv Das	5/13/2014	63,272	253,092	12.65	5/13/2024
	5/13/2014					158,182	2,534,076
	1/28/2015		65,909	14.23	1/28/2025
	1/28/2015					98,863	1,583,785
	10/15/2015		316,365	16.00	10/15/2025
	10/15/2015		158,182	16.00	10/15/2025
	10/15/2015					210,910	3,378,778
	10/15/2015					105,455	1,689,389
Himanshu Patel	6/3/2013	348,000	522,002	11.07	6/3/2023
	6/3/2013					237,273	3,801,113
	2/10/2014	13,181	26,364	12.65	2/10/2024
	2/10/2014					59,318	950,274
	1/14/2015		52,727	14.23	1/14/2025
	1/14/2015					79,091	1,267,038
	10/15/2015		421,819	16.00	10/15/2025
	10/15/2015		210,910	16.00	10/15/2025
	10/15/2015					210,910	3,378,778
	10/15/2015					105,455	1,689,389

Michael Neborak	7/14/2014	31,636	126,546	12.65	7/14/2024
	8/11/2014	47,454	189,819	12.65	8/11/2024
	1/14/2015		42,181	14.23	1/14/2025
	1/14/2015					63,272	1,013,617
	10/15/2015		52,727	16.00	10/15/2025
	10/15/2015		26,364	16.00	10/15/2025
	10/15/2015					52,727	844,687
	10/15/2015					26,364	422,351

(1)	All awards prior to October 15, 2015 were made under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and are comprised of Class B stock. All other awards were made under the First Data Corporation 2015 Omnibus Incentive Plan and are comprised of Class A stock. The primary distinction between the two classes of stock is voting rights. Class B stock receives ten votes per share while Class A receives one vote per share.
(2)	The grants in this column are stock option awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits. All stock options listed that were granted on February 10, 2014 vest in three equal annual installments from January 1, 2014. All other stock option grants in 2013 and 2014 vest in equal annual installments of 20% each year over a five-year period on the anniversary of the grant date. The vesting terms of the 2015 stock option awards are described in footnote 1 of the Grants of Plan-Based Awards Table.
(3)	The grants in this column are restricted stock awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits. All restricted stock awards that were granted on February 10, 2014 vest on January 1, 2017. Mr. Patel’s restricted stock award dated June 3, 2013 will vest on June 3, 2016 and Mr. Chiarello’s restricted stock award dated July 11, 2013 vested on March 15, 2016. The restricted stock awarded to Mr. Das on May 13, 2014 would have vested May 13, 2017.

2015 Omnibus Incentive Plan

Unless otherwise governed by the applicable award agreement and/or grant notice for the applicable grant(s) at issue, the First Data Corporation 2015 Omnibus Incentive Plan (2015 Omnibus Incentive Plan) provides for the treatment of awards granted under the 2015 Omnibus Incentive Plan upon certain terminations.

A participant’s Termination for Cause will result in all outstanding Options granted to the Participant immediately terminating and expiring. A Participant’s Termination due to death or Disability will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for one year thereafter, but in no event beyond the expiration of the Option Period. A Participant’s Termination for any other reason will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for ninety (90) days thereafter, but in no event beyond the expiration of the Option Period.

Stock Appreciation Rights granted under the 2015 Plan have the same treatment as Options upon the termination of a Participant as discussed above.

In the event of a Participant’s Termination for any reason, the Participant’s Restricted Stock and Restricted Stock Units granted under the 2015 Plan that are unvested will result in all vesting with respect to such Participant’s Restricted Stock and Restricted Stock Units ceasing and unvested shares shall be forfeited to First Data by the Participant for no consideration as of the date of such Termination.

In the event of a Change in Control, the Compensation Committee of the Board shall make such proportionate substitutions or adjustments, if any, as it deems equitable to the terms of any outstanding awards.

2007 Stock Incentive Plan

Unless otherwise governed by First Data Corporation Severance/Change in Control Policy and/or any other employment agreements, offer letters, the applicable award agreement and/or grant notice for the applicable grant(s) at issue, or any other arrangements between the applicable executive and First Data, the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates (2007 Stock Incentive Plan) provides for the treatment of awards granted under the 2007 Stock Incentive Plan upon certain events and terminations.

Upon a Change in Control (as defined under the 2007 Stock Incentive Plan), if determined by the Compensation Committee of the Board in the applicable grant agreement or otherwise determined by the Compensation Committee of the Board in its sole discretion, any outstanding grants then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions as of immediately prior to the Change in Control and the Compensation Committee of the Board may, as allowed under Section 409A of the Code, cancel such awards for fair value as determined under the Plan, provide for the issuance of substitute awards or provide that for a period of at least ten business days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all shares subjected thereto.

The 2007 Stock Incentive Plan provides that the grant agreements issued under the 2007 Stock Incentive Plan must provide for the treatment of the grant in the event of the termination of employment or other service relationship, death or disability of the Participant and may also include provisions concerning the treatment of the grant in the event of a Change in Control.

The 2007 Stock Incentive Plan Form Stock Option grant agreement provides that all unexercisable options as of the date of Participant’s termination of employment for any reason shall immediately expire. Options that are unvested Time Options that would have vested on the next anniversary of the Closing Date shall vest pro rata for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason. For unvested Performance Options that would have vested had the Participant remained employed through the end of the Fiscal Year in which the termination of employment occurs shall vest pro rata to the extent First Data meets its performance goals for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason.

Exercisable options expire as follows with regards to the various terminations of employment unless the option expires first due to its expiration date on the tenth (10th) anniversary of the Closing Date. Options expire immediately upon the date of the Participant’s termination of employment for Cause or termination of employment by the Participant without Good Reason. Options expire one hundred and eighty (180) days from the date of the Participant’s termination of employment without Cause or by the Participant for Good Reasons. In the event the Participant’s termination from employment is due to death or Disability, options expire on the first anniversary of the Participant’s termination.

Option Exercises and Stock Vested in 2015

During 2015, no NEOs exercised options or had any restricted stock units or restricted stock awards which vested.

Pension Benefits

During 2015, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by First Data.

Non-Qualified Deferred Compensation for 2015

During 2015, no NEOs participated in a non-qualified deferred compensation plan sponsored by First Data.

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2015 termination date or change in control. Please see the narrative above under “Employment Agreements” and “Certain Other Severance and Change in Control Agreements” for a description of payments contemplated by these agreements.

Termination and Change in Control Payments and Benefits

Name	Cash Severance Payments ($)(1)	Post- Termination Health & Welfare Benefits ($)(2)	Financial Planning ($)(3)	Unvested Stock Options ($)(4)	Unvested Restricted Stock ($)(5)	Estimated 280G Tax Gross-Up ($)(6)	($)Total
Frank J. Bisignano
Termination due to non-renewal by First Data of the Employment Term	9,500,000	283,342	40,000	—	—	—	9,823,342
Termination without Cause or for Good Reason	9,500,000	283,342	40,000	8,652,083	6,132,471	—	24,607,896
Termination due to death	9,500,000	—	—	8,652,083	6,132,471	—	24,284,554
Termination without Good Reason	—	283,342	—			—	283,342
Termination due to Disability	9,500,000	283,342	—	8,652,083	6,132,471	—	24,567,896
Termination without Cause or for Good Reason (in connection with a Change in Control	9,500,000	283,342	40,000	25,906,307	24,504,544	—	60,234,193
Change in Control (without a Termination)	—	—	—	25,906,307	24,504,544	—	50,410,851

Guy Chiarello
Termination without Cause (other than due to death or Disability) or termination for Good Reason	12,983,562	9,998	—	1,782,089	12,606,271	—	27,381,920
Termination due to death or Disability	—	—	—	1,782,089	12,606,271	—	14,388,360
Termination without Cause or for Good Reason (in connection with a Change in Control)	12,983,562	9,998	—	5,302,667	19,918,147	2,317,447	40,531,821
Change in Control (without a Termination)	—	—	—	5,302,667	19,918,147	—	25,220,814

Daniel Charron
Termination without Cause (other than due to death or Disability) or termination for Good Reason	750,000	10,486	—	157,303	1,407,820	—	2,325,609
Termination due to death or Disability	—	—	—	157,303	1,407,820	—	1,565,123
Termination without Cause or for Good Reason (in connection with a Change in Control)	750,000	10,486	—	576,837	8,446,929	—	9,784,252

Change in Control (without a Termination)	—	—	—	576,837	8,446,929	—	9,023,766

Sanjiv Das
Termination without Cause (other than due to death or Disability) or termination for Good Reason	6,741,781	5,900	—	160,433	1,821,363	—	8,729,477
Termination due to death or Disability	—	—	—	160,433	1,821,363	—	1,981,796
Termination without Cause or for Good Reason (in connection with a Change in Control)	6,741,781	5,900	—	977,224	7,496,639	1,392,214	16,613,758
Change in Control (without a Termination)	—	—	—	977,224	7,496,639	—	8,473,863

Himanshu A. Patel
Termination without Cause (other than due to death or Disability) or termination for Good Reason	4,594,521	8,579	—	927,162	4,008,764	—	9,539,026
Termination due to death or Disability	—	—	—	927,162	4,008,764	—	4,935,926
Termination without Cause or for Good Reason (in connection with a Change in Control)	4,594,521	8,579	—	2,775,574	9,397,204	1,230,761	18,006,639
Change in Control (without a Termination)	—	—	—	2,775,574	9,397,204	—	12,172,778

Michael K. Neborak
Termination without Cause (other than due to death or Disability) or termination for Good Reason	3,795,616	8,579	—	120,801	309,716	—	4,234,712
Termination due to death or Disability	—	—	—	120,801	309,716	—	430,517
Termination without Cause or for Good Reason (in connection with a Change in Control	3,795,616	8,579	—	1,142,709	1,647,144	748,735	7,342,783
Change in Control (without a Termination)	—	—	—	1,142,709	1,647,144	—	2,789,853

(1)	Upon termination of Mr. Bisignano’s employment by First Data without “cause” (as defined in the Employment Agreement), by Mr. Bisignano for “good reason” (as defined in the Employment Agreement), due to Mr. Bisignano’s death or “disability” (as defined in the Employment Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year.

For all other NEOs, reflects cash severance payable under the Policy as in effect on January 1, 2015, assuming a termination date of December 31, 2015.

(2)

Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s “disability” or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive health insurance, excess disability and life insurance coverage until his death, unless earlier terminated in accordance with the Employment Agreement (Retiree Benefits). In addition, upon termination of Mr. Bisignano’s employment with First Data by Mr. Bisignano without “good reason”, in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive the Retiree Benefits. The Retiree Benefits in this table assumes Mr. Bisignano dies at age 80 and benefits are not terminated before then.

With respect to the other NEOs, represents First Data-paid portion of medical, dental and vision benefits for each executive for a period of one year under the Policy.

(3)	Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive payment, in installments over the Severance Period of an amount equal to financial planning benefits for two years following his termination of employment.
(4)	Mr. Bisignano’s 2013 stock option agreement provides that, in the event of a termination of employment due to death or “disability,” by him for Good Reason or by First Data without Cause, the unvested options that would have otherwise vested during the 12 month period following such termination will immediately vest and become exercisable. Messrs. Chiarello’s and Patel’s 2013 stock option agreements contain the same provision as Mr. Bisignano’s 2013 stock option agreement.

Other than as specifically provided in Mr. Bisignano’s 2013 stock option agreement and not including the stock options granted in connection with the IPO, with respect to all other outstanding stock options held by the NEOs, in the event of a termination of an NEO’s employment due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested options that would have vested on the next anniversary of the grant date will vest pro-rata as determined by multiplying the number of shares of common stock subject to the option that would have so vested by a fraction, the numerator of which corresponds to the number of completed months of employment since the anniversary of the grant date immediately preceding the date of the termination of employment and the denominator of which is 12.

For all stock options granted to the NEOs in connection with the IPO, in the event of a termination due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested time options that would have vested on the next Time-Vesting Date vest pro-rata as determined by multiplying the number of Time Options that would have vested on such next Time-Vesting Date by a fraction, the numerator of which corresponds to the number of completed months of employment since the Time-Vesting Vesting Date immediately preceding the date of the termination of employment and the denominator of which is 12.

In the event of a termination prior to the Performance Vesting Date for the Performance Options that were granted to the NEOs in connection with the IPO, all unvested Performance Options shall be forfeited as of the date of the termination of employment.

In addition, in the event of a Change in Control, all unvested options become fully vested, except for the Performance Options granted in connection with the IPO. If the Performance Vesting Date has not occurred and the IPO does not result in a transaction equal to or exceeding $32.00, then all Performance Options will be forfeited as of the date of the Change in Control.

(5)	Mr. Chiarello’s 2013 Restricted Stock agreement provides that in the event of termination due to death, “disability”, involuntary termination for any reason or voluntary termination, then all unvested restricted stock shall become 100% vested if such termination occurs on or after July 8, 2015. Mr. Patel’s 2013 Restricted Stock agreement provides that in the event of termination due to death, “disability”, involuntary termination for any reason or voluntary termination, then 80% of his unvested restricted stock shall vest if such termination occurs after January 1, 2015 but on or before December 31, 2015.

The terms of restricted stock awards issued to NEOs in 2014 and 2015, except for those issued in connection with the IPO, provide that, if the NEO’s employment terminates due to death or disability or is terminated by First Data without cause or by the NEO for good reason, awards will vest based on the number of full months completed since the grant date divided by 36 months.

For all restricted stock granted to the NEOs in connection with the IPO, in the event of a termination due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested time restricted stock that would have vested on the next Time-Vesting Date vest pro-rata as determined by multiplying the number of shares that would have vested on such next Time-Vesting Date by a fraction, the numerator of which corresponds to the number of completed months of employment since the Time-Vesting

Vesting Date immediately preceding the date of the termination of employment and the denominator of which is 12.

In the event of a termination prior to the Performance Vesting Date for the Performance Restricted Stock that were granted to the NEOs in connection with the IPO, all unvested Performance Restricted Stock shall be forfeited as of the date of the termination of employment.

In addition, in the event of a Change in Control, all unvested shares of restricted stock will become fully vested, except for the Performance Restricted Stock granted in connection with the IPO. If the Performance Vesting Date has not occurred and the IPO does not result in a transaction equal to or exceeding $32.00, then all Performance Restricted Stock will be forfeited as of the date of the Change in Control.

(6)	Under the terms of Mr. Bisignano’s Employment Agreement, First Data agreed that during the term of the Employment Agreement and for a period of two years thereafter, it would continue for his benefit the tax-gross up provided under the Policy as in effect as of the date of the Employment Agreement.

Under the terms of the Policy, a “Gross-Up Payment” is made if it is determined that any Code Section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code Section 4999.

However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax. Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G. As of December 31, 2014, the excise tax could have been avoided by obtaining stockholder approval pursuant to Code Section 280G. Accordingly, no amounts are reflected above.

Description of Termination Provisions

Employment Agreement Termination Provisions

Upon termination of Mr. Bisignano’s employment by First Data without “cause” (as defined in the Employment Agreement), by Mr. Bisignano for “good reason” (as defined in the Employment Agreement), due to Mr. Bisignano’s death or “disability” (as defined in the Employment Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year. In addition, Mr. Bisignano is entitled for continued health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), including medical and dental coverage and excess disability and life insurance coverage during the COBRA period. First Data’s portion of the cost of such coverage and the provision of the coverage itself will be borne/provided by First Data in a manner that does not affect its medical plan or otherwise result in adverse tax consequences as determined in its sole discretion. Thereafter, and until Mr. Bisignano’s death (Retiree Benefits), First Data shall provide Mr. Bisignano with health insurance, excess disability and life insurance coverage that is reasonable comparable to the coverage provided to Peer Executives under such policies at such time. However, in the event that First Data determines in its reasonable judgment that maintaining the Retiree Benefits would adversely affect its medical plan or the benefits paid thereunder or would result in penalties under Public Health Service Act section 2716 or related provisions of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, or any other applicable law, then First Data may cease providing the Retiree Benefits to Mr. Bisignano and in lieu thereof agrees to pay Mr. Bisignano, on the first business day of each month, a monthly amount equal to First Data’s allocable portion of the cost of such Retiree Benefits. Mr. Bisignano’s rights to the Retiree Benefits shall terminate as of (i) the date on which reasonably comparable health insurance is made available to Mr. Bisignano by a subsequent employer, including First Data, or through the employment of his spouse, if any, or (ii) if Mr. Bisignano’s employment with First Data was terminated by Mr. Bisignano without Good Reason or due to Mr. Bisignano’s election not to extend the Term, in each case, the date on which Mr. Bisignano commences any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement with any person or Entity (as defined in the Employment Agreement) (other than any such arrangement in which Mr. Bisignano serves solely as a non-executive director).

In addition to the amounts described above, on the 60th day after Mr. Bisignano’s termination of employment, to the extent not theretofore paid, Mr. Bisignano shall be entitled to: (A) any other accrued but unpaid Base Salary to the date of termination of employment; (B) any Annual Incentive Payments earned but unpaid for fiscal years ended prior to the year in which the date of termination occurs; (C) contingent upon the execution and effectiveness of the Release prior to the 60th day after Mr. Bisignano’s termination of employment, a pro rata portion of the Annual Incentive Payment, if any, for the fiscal year in which the termination of employment occurs, equal to the product of (x) the full Annual Incentive Payment amount that would otherwise be payable in respect of such year if Mr. Bisignano had remained employed through such year, if any, without any reduction due to individual performance factors, and (y) a fraction, the numerator of which is equal to the number of days elapsed in such fiscal year to the date of termination and the denominator of which is 365, with such incentive payment amount to be paid in the calendar year following the year in which Mr. Bisignano’s termination occurred at the time that the full Annual Incentive Payment amount would have been paid had Mr. Bisignano’s employment not been terminated, (D) to the extent applicable to Mr. Bisignano and to the extent provided under the terms of the Severance/Change in Control Policy (as defined in the Employment Agreement), if any outstanding cash incentive awards granted to Executive are eligible to become fully vested and payable solely contingent upon Mr. Bisignano’s continued employment hereunder and the passage of time, continued vesting of such awards, with payment of such awards to be made in accordance with the awards’ terms, notwithstanding Mr. Bisignano’s earlier termination of employment, (E) any unreimbursed business expenses incurred prior to the date of termination and to which Mr. Bisignano is entitled to be reimbursed under Section 5(f) of the Employment Agreement and (F) other amounts or accrued benefits required to be paid or provided or which Mr. Bisignano is eligible to receive (whether on such 60th day or thereafter) under any employee benefit plan, program, policy or practice or contract or agreement of First Data (all of such other amounts and benefits referred to Section 9(a)(ii) of the Employment Agreement shall be referred to as the Other Benefits). For the avoidance of doubt, Mr. Bisignano shall not be a participant in that certain Company Severance/Change in Control Policy as amended and restated effective as of September 24, 2007 and amended by Amendment No. 1 thereto, as it may be further amended from time to time.

Severance/Change in Control Policy

We believe that reasonable and appropriate severance and Change in Control benefits are necessary in order to be competitive in our executive attraction and retention efforts. As such, we adopted the First Data Corporation Severance/Change in Control Policy (Management Committee Level) (Policy) which provides for certain payments, rights and benefits to the NEOs (other than Mr. Bisignano) upon an involuntary termination of employment without cause or for good reason with or without a Change in Control.

The Policy provides for the following payments, rights and benefits for Eligible Executives (as defined in the Policy) who are involuntarily terminated (other than for Cause or due to Disability) or who voluntarily terminate for Good Reason, after January 1, 2015:

(1)	an amount equal to the product of (i) the sum of the executive’s Base Salary and the incentive award paid to the executive, if any, pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in which the termination date occurs, and (ii) one (1) year (Severance Period); plus
(2)	A pro-rata portion of the incentive award paid to the Eligible Executive pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in with the termination date occurs. Such payment is based on the portion of the year the Eligible Executive was actively employed by First Data;
(3)	Continuation of medical, dental and vision benefits coverage for the Severance Period (i.e., one year) with a portion of the costs of the benefits paid by the executive officer;
(4)	Continued vesting of outstanding cash incentive awards granted to the executive officer that vest and are payable solely contingent upon continued employment and the passage of time, notwithstanding the executive officer’s earlier termination of employment; and
(5)	A “Gross-Up Payment” is made if it is determined that any Internal Revenue Code section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code section 4999. However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax.

Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G, which is not applicable to us now following the IPO.

In addition, in the Committee’s sole discretion, executive officers may also be eligible for outplacement services selected by First Data.

As a condition to receiving severance payments and benefits under the Policy, all employees are required to release First Data and its affiliates from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect First Data from potential loss of customers or employees and to prohibit the release of confidential company information. Severance payments under the Policy that are not subject to Code Section 409A may be paid in installments or a lump sum payment and severance payments that are subject to Code Section 409A are paid in installments.

We have reserved the right to amend or terminate the Policy at any time in our sole discretion, provided, however, that during the period commencing on the closing of the 2007 merger and ending on the 36 month anniversary of a Change in Control (other than the 2007 merger), we are not permitted to amend or terminate the Policy without the consent of each affected executive officer.

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans of First Data as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	40,636,504		$11.9379	59,082,490

Equity compensation plans not approved by security holders	—		—	—

Total		$

(1)	Before our IPO, we granted awards under our 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. Following our IPO, we granted awards under the First Data Corporation 2015 Omnibus Incentive Plan.

Proposal 3 – Frequency of Advisory Vote on Executive Compensation

As described in Proposal 2, shareholders are being asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement. Shareholders are also being asked to vote on whether future advisory votes on named executive officer compensation should occur every year, every two years, or every three years. Shareholders may also abstain from voting on this issue. This advisory vote will not be binding on the Governance, Compensation and Nominations Committee or the Board.

The Board understands that there are many points of view on the appropriate frequency for advisory votes on executive compensation. After careful consideration, the Board recommends that future advisory votes on named executive officer compensation occur every 3 years, for the following reasons:

•	A substantial portion of executive compensation is in the form of long-term equity awards. Triennial votes will allow our shareholders to evaluate the effectiveness of such long-term compensation strategies and related business outcomes for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.
•	We believe a triennial vote complements our goal of creating a compensation program that enhances long-term shareholder value.

Engagement with our shareholders is a key component of our corporate governance practices, and we will continue to engage with our shareholders during the period between advisory votes.

The Board of Directors recommends that you vote, on an advisory basis, to conduct future advisory votes on named executive officer compensation every 3 years.

Proposal 4 – Ratification of Selection of Auditors

The Board of Directors recommends to the shareholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of First Data and its subsidiaries for 2016. Ernst & Young LLP has served as the independent registered public accounting firm for First Data or its predecessor entities since 1980. Consistent with regulations adopted under the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided by Ernst & Young LLP for 2015 and 2014:

(in millions)	2015	2014
Audit Fees	$10.6	$7.8
Audit-Related Fees	3.1	2.8
Tax Fees	1.0	0.9

Audit Fees

This category includes fees related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; offering memoranda, purchase accounting and other accounting, and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees

The category consists of fees for audit-related services that are reasonable related to the performance of the audit or review of our consolidated financial statements. Audit-related fees primarily include fees related to service auditor examinations, statutory audits required domestically and internationally, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees

This category consists of fees for tax compliance, tax advice and tax planning services.

All Other Fees

This category consists of fees for services that are not included in the above categories. We did not pay Ernst & Young any other fees for services that are not included in the categories above.

Audit Committee Pre-approval of Service of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Under the policy, our Audit Committee annually reviews and pre-approves services that may be provided by the independent registered public accounting firm for each audit year. The pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. The Chairperson of the Committee has the authority to pre-approve such services between meetings of our Audit Committee and reports such pre-approvals to our Audit Committee at the next regularly scheduled meeting.

During 2015, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by our Audit Committee or, consistent with the pre-approval policy of our Audit Committee, by the Chairperson of our Audit Committee for inter-meeting pre-approvals.

In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of First Data and its shareholders.

The Board of Directors recommends that you vote FOR proposal 4.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of First Data’s financial statements, First Data’s compliance with legal and regulatory requirements, the qualifications, performance and independence of First Data’s independent registered public accounting firm, and the performance of First Data’s internal auditing department.

The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm for 2015, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The audit committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The audit committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its independence from us.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to First Data’s board of directors that First Data’s audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Tagar C. Olson, Chairperson Heidi G. Miller James E. Nevels

Other Matters

Annual Report

Our 2015 Annual Report to Shareholders, which includes our consolidated financial statements for the fiscal year ended December 31, 2015, is available on our website at www.firstdata.com under “Investors” and “Annual Reports.” Otherwise, please call (404) 890-2647 and a copy will be sent to you without charge. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015 by writing to First Data Corporation, c/o Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281, or e-mail at rich.wilhelm@firstdata.com.

Communications with the Board

An interested party may communicate with the Chairperson of any of the Audit and Governance, Compensation and Nominations Committee, or to the non-management directors or independent directors as a group by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Governance, Compensation and Nominations Committee. In general, any shareholder communication about bona fide issues concerning First Data delivered to the First Data Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the shareholder’s instructions.

Submission of Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2017 Annual Meeting of Shareholders by submitting their proposals in a timely manner. To be eligible for inclusion in the proxy materials for the 2017 Annual Meeting, a shareholder proposal must be received by our Corporate Secretary by no later than December 1, 2016, and must comply in all respects with applicable rules of the SEC. Shareholder proposals should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

A Shareholder may present a proposal not included in our proxy materials from the floor of the 2017 Annual Meeting of Shareholders only if our Corporate Secretary receives notice of the proposal, along with additional information required by our by-laws, between January 11, 2017 and February 10, 2017. Notice should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

Delivery of Proxy Materials to Households

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

First Data Corporation	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
225 Liberty Street, 29th Floor New York, NY 10281	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

1. Election of Directors
Nominees
01 Frank J. Bisignano 02 Henry R. Kravis 03 Heidi G. Miller

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

		☐	☐	☐
2. Cast an advisory vote on the compensation of named executive officers.

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

	☐	☐	☐	☐
3. Cast an advisory vote on the frequency of the advisory vote on the compensation of named executive officers.
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4. Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2016.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

FIRST DATA CORPORATION Annual

Meeting of Shareholders

May 11, 2016 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Adam L. Rosman and Frank J. Bisignano, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FIRST DATA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 8:00 AM, ET on May 11, 2016, at the Millenium Hilton, 55 Church Street, New York, New York 10007, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side